SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

WellPoint, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2008

To Our Shareholders:

The Board of Directors joins us in extending to you a cordial invitation to attend the 2008 Annual Meeting of Shareholders of WellPoint, Inc. (the “Company”). The meeting will be held at WellPoint, Inc.’s principal executive offices at 120 Monument Circle, Indianapolis, Indiana, at 10:00 a.m., Eastern Daylight Time, on Wednesday, May 21, 2008.

In addition to voting on the matters described in this Proxy Statement, we will review the Company’s 2007 business results and discuss our plans for 2008 and beyond. There will be an opportunity to discuss matters of interest to you as a shareholder.

Pursuant to new rules recently adopted by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. On or about April 4, 2008, we will mail a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) to certain shareholders of record and beneficial owners at the close of business on March 17, 2008, and on or about the same date we will mail our other shareholders a printed copy of this proxy statement and a proxy card. On the mailing date of the E-Proxy Notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the E-Proxy Notice and this proxy statement.

We hope many of our shareholders will find it convenient to be present at the meeting, and we look forward to greeting those personally able to attend. If you are unable to attend, it is still important that your shares be represented and voted. Therefore, regardless of the number of shares you own, PLEASE VOTE THROUGH THE INTERNET, BY TELEPHONE OR BY MAIL. Any shareholder who attends the meeting may vote in person, even if he or she has voted through the Internet, by telephone or by mail.

If you plan to attend the Annual Meeting and are a registered shareholder, please bring the E-Proxy Notice, or if you received a printed copy of the proxy materials, the admission ticket portion of your proxy card, sent to you. If your shares are registered in the name of a bank or your broker, please obtain a legal proxy from your bank or broker and bring it with you to the Annual Meeting.

We hope that you will be able to attend the meeting, and we look forward to seeing you.

Sincerely,

LARRY C. GLASSCOCK

Chairman of the Board

ANGELA F. BRALY

President and Chief Executive Officer

WELLPOINT, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 21, 2008

WELLPOINT, INC.

120 Monument Circle

Indianapolis, Indiana 46204

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	10:00 a.m., Eastern Daylight Time, on Wednesday, May 21, 2008

PLACE	WellPoint, Inc.
120 Monument Circle
Indianapolis, Indiana 46204

ITEMS OF BUSINESS	(1)	To elect six members of the Board of Directors for three-year terms.

(2)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2008.

(3)	If presented at the meeting, to vote on a shareholder proposal concerning an advisory resolution on compensation of named executive officers.

(4)	To transact such other business as may properly come before the annual meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a shareholder of record on March 17, 2008.

ANNUAL REPORT	Our 2007 Summary Annual Report, which is not a part of the proxy solicitation material, and our 2007 Annual Report on Form 10-K, which is our Annual Report to Shareholders, are enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting, we urge you to vote your shares through the Internet or by telephone, as we describe in the accompanying materials and the Notice of Internet Availability of Proxy Materials. As an alterative, if you received a printed copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. You can revoke a proxy at any time prior to its exercise at the annual meeting by following the instructions in the accompanying Proxy Statement. Voting through the Internet, by telephone or by mail will not limit your right to vote in person or to attend the annual meeting.

By Order of the Board of Directors

Nancy L. Purcell

Secretary

i

ii

iii

WELLPOINT, INC.

120 Monument Circle

Indianapolis, Indiana 46204

PROXY STATEMENT

Annual Meeting of Shareholders

May 21, 2008

Purpose

This proxy statement is being made available to shareholders on or about April 4, 2008 in connection with a solicitation by the Board of Directors of WellPoint, Inc. (“WellPoint”, the “Company”, “we”, “us” or “our”) of proxies to be voted at the annual meeting of shareholders and any adjournments or postponements, to be held at 10:00 a.m., Eastern Daylight Time, Wednesday, May 21, 2008, at our principal executive offices at 120 Monument Circle, Indianapolis, Indiana, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders will be admitted to the annual meeting beginning at 9:00 a.m., Eastern Daylight Time.

Internet Availability of Proxy Materials

We are using the new “e-proxy” rules adopted by the Securities and Exchange Commission (the “SEC”). Accordingly, we are making this proxy statement and related proxy materials available on the Internet in accordance with the SEC’s new rules that allow companies to furnish proxy materials to shareholders through a “notice and access” model using the Internet. The “Notice and Access Rule” removes the requirement for public companies to automatically send shareholders a full, hard-copy set of proxy materials and allows them instead to deliver to their shareholders a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) and to provide online access to the documents.

If you received an E-Proxy Notice by mail, you will not receive a printed copy of our proxy materials, unless you specifically request one as set forth below. The E-Proxy Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report as well as how to submit your proxy through the Internet. On or about April 4, 2008, we mailed the E-Proxy Notice to certain shareholders of record, and our other shareholders received a printed copy of our proxy materials.

This proxy statement, the form of proxy and voting instructions are being made available to shareholders on or about April 4, 2008, at www.envisionreports.com/wlp. If you received the E-Proxy Notice and would still like to receive a printed copy of the proxy materials, you may request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at 1-866-641-4276 in the US, Canada or Puerto Rico or at 781-575-2300 from outside the US, Canada or Puerto Rico; (b) Internet at www.envisionreports.com/wlp; or (c) e-mail at investorvote@computershare.com. Our Annual Report to Shareholders, including financial statements, for the year ended December 31, 2007 is being made available at the same time and by the same methods. The Annual Report is not to be considered as part of the proxy solicitation materials or as having been incorporated by reference.

Record Date, Quorum and Vote Required

Record Date—At the close of business on March 17, 2008, the record date for the annual meeting, there were 537,609,356 shares of our common stock outstanding and entitled to vote at the annual meeting.

Quorum—In order for business to be conducted at the annual meeting, a quorum must be present. A quorum will be present if 25% of the votes entitled to be cast on a matter are represented in person or by proxy.

Vote Required—You will have one vote for each share held. Each of the proposals will be approved if the votes cast for the respective proposal exceed the votes cast against the proposal.

Shares of our common stock represented by properly executed proxies will be voted at the annual meeting in accordance with the choices indicated on the proxy. Abstentions on a specific proposal will be considered as present at the annual meeting and will be counted for purposes of determining whether a quorum is present. Abstentions will not be counted in the votes cast on any of the proposals and will not affect the determination of whether a proposal will be approved.

If your shares of our common stock are held in street name, and you do not provide your broker with voting instructions regarding any of the proposals, your broker will nevertheless have the discretion to vote your shares of common stock for the proposals.

Shareholders

Shares of our common stock may be held directly in your own name or may be held through a stockbroker, bank or other nominee in street name. Summarized below are some distinctions between shares held of record and those owned beneficially:

Shareholder of Record—If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares and we are providing proxy materials directly to you. As the shareholder of record, you have the right to vote in person at the annual meeting or to grant your voting proxy to the persons designated by us.

Beneficial Owner—If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and you have been provided proxy materials from your broker, bank or other nominee who is considered the shareholder of record with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or nominee on how to vote your shares and are also invited to attend the annual meeting. Your broker, bank or nominee is obligated to provide you with a voting instruction card for you to use. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you bring with you to the annual meeting a legal proxy, executed in your favor, from the shareholder of record.

Employee Shareholder—If you participate in the WellPoint 401(k) Retirement Savings Plan and you are invested in our common stock fund in your account, you may give voting instructions to the plan trustee as to the number of shares of common stock equivalent to the interest in our common stock fund credited to your account as of the most recent valuation date coincident with or preceding the record date. The trustee will vote your shares in accordance with your instructions received by May 19, 2008 at 12:00 p.m., Eastern Daylight Time. You may also revoke previously given voting instructions by May 19, 2008 at 12:00 p.m., Eastern Daylight Time, by filing with the trustee either written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the trustee. If you do not send instructions for a proposal, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

Voting

Whether you hold shares as a shareholder of record or as a beneficial owner you may vote before the annual meeting by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. Most shareholders will have a choice of voting through the Internet or by telephone or, if you received a printed copy of the proxy materials, by completing a proxy card or voting instruction card and returning it in a postage-prepaid envelope. Please refer to the instructions below and in the E-Proxy Notice.

Through the Internet—You may vote through the Internet by going to www.envisionreports.com/wlp and following the instructions. You will need to have the E-Proxy Notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction card, available when voting through the Internet. If you want to vote through the Internet, you must do so before 11:59 p.m., Eastern Daylight Time, May 20, 2008. If you vote through the Internet, you do not need to return a proxy card.

By Telephone—You may vote by touchtone telephone by calling (800) 652-8683. You will need to have your E-Proxy Notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction card, available when voting by telephone. In order to obtain a proxy card, please follow the instructions on the E-Proxy Notice. If you want to vote by telephone, you must do so before 11:59 p.m., Eastern Daylight Time, May 20, 2008. If you vote by telephone, you do not need to return a proxy card.

By Mail—If you are a beneficial owner, you may vote by mail by signing and dating your proxy card or voting instruction card provided by your broker, bank or nominee and mailing it in a postage-prepaid envelope. If you are a shareholder of record and you received a printed copy of our proxy materials, you may vote by signing and dating your proxy card or voting instruction card and mailing it in a postage-prepaid envelope. If you are a shareholder of record and received the E-Proxy Notice, in order to obtain a proxy card, please follow the instructions on the E-Proxy Notice. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and date your proxy card, but do not provide instructions, your shares will be voted FOR the election of each of our nominee directors listed on page 17 of this proxy statement, FOR the ratification of the appointment of the independent registered public accounting firm described on page 21 of this proxy statement, and AGAINST the shareholder proposal concerning an advisory resolution on compensation of named executive officers described beginning on page 24 of this proxy statement.

Changing Your Vote—You may revoke your proxy at any time prior to the annual meeting. If you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy. If you attend the annual meeting you will be given the opportunity to revoke your proxy and vote in person.

Householding

Shareholders who share the same last name and address may receive only one copy of the E-Proxy Notice unless we receive contrary instructions from any shareholder at that address. This is referred to as “householding.” If you prefer to receive multiple copies of the E-Proxy Notice at the same address, additional copies will be provided to you promptly upon written or oral request, and if you are receiving multiple copies of the E-Proxy Notice, you may request that you receive only one copy. Please address requests for a copy of the E-Proxy Notice to our Secretary, WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204 or telephone (800) 985-0999. The Annual Report on Form 10-K is also available on our website under “Investor Info—Financial Information—SEC Filings” at www.wellpoint.com.

Additional Matters

Our Board of Directors (the “Board”) has not received notice of, and knows of no matters, other than those described in the attached Notice of Annual Meeting of Shareholders, which are to be brought before the annual meeting. If other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy card to vote such proxy in accordance with their judgment on such matters.

Shareholder Proposals and Nominations for Next Year’s Annual Meeting

In order to be considered at the 2009 annual meeting of shareholders, shareholder proposals must comply with the advance notice and eligibility requirements contained in our by-laws.

Shareholder Proposal—Our by-laws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to our Secretary. Such proposals also will need to comply with the SEC regulations regarding the inclusion of shareholder proposals in our sponsored proxy materials if the shareholder would like the proposal to be so included.

Nomination of Candidate for Election as Director—Our by-laws provide that a shareholder may nominate a person for election to our Board, provided the shareholder is entitled to vote for the election of directors at the meeting and has given timely written notice of the nomination to our Secretary.

Timely Notice—In order to be timely, a shareholder’s notice must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal. Pursuant to SEC regulations, the date by which shareholder proposals and nominations of candidates for election as directors must be received by us for inclusion in proxy materials relating to the 2009 annual meeting of shareholders is December 5, 2008.

Copy of By-Law Provisions—The specific requirements of these advance notice and eligibility provisions are set forth in Section 1.4 and Section 1.5 of our by-laws. You may contact our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204 for a copy of these relevant provisions of our by-laws.

Annual Meeting Admission

Either an admission ticket or proof of ownership of our common stock, as well as a form of personal identification, must be presented in order to be admitted to the annual meeting. If you are a shareholder of record and received an E-Proxy Notice, your E-Proxy Notice is your admission ticket. If you are a shareholder of record and received a printed copy of our proxy materials, you must bring the admission ticket portion of your proxy card to be admitted to the annual meeting. If you are a beneficial owner and your shares are held in the name of a broker, bank or other nominee, you must bring a brokerage statement or other proof of ownership with you to the annual meeting, or you may request an admission ticket in advance by mailing a request, along with proof of your ownership of our common stock, to WellPoint Shareholder Services, 120 Monument Circle, Mail No. IN0102-B323, Indianapolis, Indiana 46204.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

Cost of Solicitation

We will bear the cost of the solicitation of proxies and have engaged D. F. King & Co., Inc. to assist in the solicitation of proxies. D. F. King & Co., Inc. will receive a fee of approximately $6,000 plus reasonable out-of-pocket expenses for this work. We also will reimburse banks, brokers or other custodians, nominees and fiduciaries for their expenses in forwarding the proxy materials to beneficial owners and seeking instruction with respect thereto. In addition, our directors, officers or other associates, without additional compensation, may solicit proxies from shareholders in person, or by telephone, facsimile transmission or other electronic means of communication.

GOVERNANCE OF THE COMPANY

We believe that the only results worth achieving are those achieved with integrity and a commitment to excellence. Accordingly, we have long recognized the importance of and have always placed a high priority upon having good corporate governance measures in place. We take great care to ensure that our measures align with the requirements of the Sarbanes-Oxley Act of 2002, the rules promulgated by the SEC and the listing standards of the New York Stock Exchange (“NYSE”).

We believe it is important to disclose to you a summary of our major corporate governance practices. Over the past several years, we have enhanced our corporate governance practices in a number of important ways, and we continually seek out best practices to promote a high level of performance from the Board and management.

Among the practices we adhere to are the following:

•	We have adopted Corporate Governance Guidelines;

•	We have adopted majority voting for the election of directors in non-contested elections;

•	A majority of our Board is comprised of independent directors;

•	Only independent directors serve on the Audit, Compensation and Governance Committees;

•	Non-employee directors meet periodically in executive session without management present;

•

A Presiding Director presides at the executive sessions of independent directors, and performs various other duties; the Presiding Director position rotates annually among the Chairpersons of each of the Governance Committee, Audit Committee, Compensation Committee and Planning Committee; Warren Y. Jobe is the current Presiding Director;

•	The lead partner of our independent registered public accounting firm is rotated at least every five years;

•	The Board, and each committee of the Board, has the authority to engage consultants and advisors at our expense;

•	The Board, each standing committee and each director annually conduct evaluations of their performance;

•

The Board encourages directors to participate in continuing education programs and reimburses directors for the expenses of such participation; all directors have attended at least eight hours of accredited educational programs within the past two years; and

•	The Board and our executive officers, associates and external business partners are governed by our Standards of Ethical Business Conduct.

In addition, a current version of our Corporate Governance Guidelines, our Standards of Ethical Business Conduct, and the charter of each standing committee of the Board are available on our website at www.wellpoint.com under the Corporate Governance tab, and are available in print upon request to our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204.

We will continue to assess and refine our corporate governance practices and share them with you.

BOARD AND COMMITTEE MEMBERSHIP

As reflected in our Corporate Governance Guidelines, our business, property and affairs are managed under the direction of our Board. Members of our Board stay informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them, by visiting our offices, by participating in meetings of the Board and its committees and through their own industry knowledge and inquiries.

As permitted by the rules of the NYSE, our Board has adopted categorical standards to assist it in making determinations of independence and whether or not a director has a material relationship with us. These categorical standards are set forth in Appendix I to this proxy statement and are available on our website at www.wellpoint.com under the Corporate Governance tab.

Our Board has determined that each of the following directors meets these standards, has no material relationship with us and is “independent” as defined by the NYSE listing standards and the SEC’s rules: Susan B. Bayh, Sheila P. Burke, William H.T. Bush, Julie A. Hill, Warren Y. Jobe, Victor S. Liss, William G. Mays, Ramiro G. Peru, Jane G. Pisano, Senator Donald W. Riegle, Jr., William J. Ryan, George A. Schaefer, Jr., Jackie M. Ward and John E. Zuccotti.

Meetings and Committees of the Board

During 2007, the Board held eleven meetings. The Board met in executive session without management at all but one of the meetings. During the period in 2007 for which he or she served as a director, each director attended at least 75% of the total meetings of the Board and each committee on which he or she served.

There are five standing committees of the Board. From time to time, the Board, in its discretion, may form other committees. The following table provides membership information for each of the Board committees as of March 1, 2008.

Directors	Executive Committee		Audit Committee		Compensation Committee		Governance Committee		Planning Committee
Lenox D. Baker, Jr., M.D.									X
Susan B. Bayh							X
Angela F. Braly	X
Sheila P. Burke					X
William H.T. Bush	X						X		X	*
Larry C. Glasscock	X	*							X
Julie A. Hill							X		X
Warren Y. Jobe	X		X	*
Victor S. Liss			X
William G. Mays			X
Ramiro G. Peru			X
Jane G. Pisano					X				X
Donald W. Riegle, Jr.					X		X
William J. Ryan	X				X	*
George A. Schaefer, Jr.			X
Jackie M. Ward	X				X		X	*
John E. Zuccotti							X

*	Signifies Chairperson of the Committee

Set forth below are the primary responsibilities of each of the committees.

The Audit Committee

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) assists the Board in its oversight of our accounting, financial reporting and internal audit controls and procedures. In its oversight of our financial statements and the independent audit thereof, the Audit Committee is responsible for the selection, evaluation and, where deemed appropriate, replacement of the independent registered public accounting firm, and for the evaluation of the independence of the independent registered public accounting firm. The Audit Committee is also responsible for the oversight of our Compliance Program and Standards of Ethical Business Conduct. See “Audit Committee Matters—Audit Committee Report” on page 23.

A copy of the Audit Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab.

The Audit Committee met 11 times during 2007. At six of the eleven meetings, the Audit Committee met separately with each of management, the executive vice president of internal audit and the independent registered public accounting firm.

The current members of the Audit Committee are: Warren Y. Jobe (Chairperson), Victor S. Liss, William G. Mays, Ramiro G. Peru and George A. Schaefer, Jr. The Board has determined that each of the members of the Audit Committee is “independent” as defined by the rules of the SEC and the NYSE listing standards and that each of the members is an “audit committee financial expert” as defined by the SEC’s rules.

The Compensation Committee

The Compensation Committee assists the Board in discharging its responsibilities relating to compensation and benefits provided to our executive officers (which are to be determined by the Compensation Committee in its sole discretion) and other employees (except to the extent delegated by the Board to another committee of the Board). One of the duties and responsibilities of the Compensation Committee is to set the compensation level of our CEO and other executive officers based on an evaluation of the executive’s performance in light of our goals and objectives. The Compensation Committee may take into consideration when setting the compensation levels of the executive officers (other than the CEO) any recommendations of the CEO with respect to the other executive officers. In addition, the Compensation Committee has directly engaged Watson Wyatt Worldwide (“Watson Wyatt”), an outside compensation consultant, to assist in the evaluation of CEO and executive officer compensation, as authorized under its charter. The consultant reports directly to the Compensation Committee. The consultant regularly participates in Committee meetings and advises the Committee with respect to compensation trends and best practices, plan design and the reasonableness of individual compensation awards.

A copy of the Compensation Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab.

The Compensation Committee met twelve times during 2007. At three of the twelve meetings, the Committee met in executive session without management.

The current members of the Compensation Committee are: William J. Ryan (Chairperson), Sheila P. Burke, Jane G. Pisano, Senator Donald W. Riegle, Jr., and Jackie M. Ward. All members of the Compensation Committee are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), “non-employee directors” within the meaning of Section 16b-3 of the Exchange Act and “independent” within the meaning of the NYSE listing standards.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members was involved in a relationship requiring disclosure as an interlocking director, or under Item 404 of Regulation S-K, or as our former officer or associate.

The Governance Committee

The Governance Committee assists the Board in discharging its responsibilities relating to Board composition, director compensation and corporate governance by identifying and recommending individuals for nomination as members of the Board, recommending to the Board the overall director compensation policy and developing and recommending to the Board a set of corporate governance guidelines. The Governance Committee has directly engaged Mercer Human Resource Consulting, Inc. (“Mercer”), an outside compensation consultant, to assist in the evaluation of director compensation, as authorized under its charter. Mercer reports directly to the Governance Committee. Mercer advised the Committee with respect to director compensation trends and best practices, plan design and the reasonableness of director compensation.

A copy of the Governance Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab.

The Governance Committee met seven times during 2007. At five of the seven meetings, the Committee met in executive session without management.

The current members of the Governance Committee are: Jackie M. Ward (Chairperson), Susan B. Bayh, William H.T. Bush, Julie A. Hill, Senator Donald W. Riegle, Jr. and John E. Zuccotti. The Board has determined that each of the members of the Governance Committee is “independent” as defined by the NYSE listing standards.

Shareholder Nominees

The policy of the Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Governance Committee must include the nominee’s name and qualifications for Board membership and must be addressed to our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204.

For a description of the requirements regarding shareholder nominations and other proposals at annual meetings, see “Shareholder Proposals and Nominations for Next Year’s Annual Meeting” beginning on page 3.

Director Qualifications

The Governance Committee will look for candidates who possess qualifications that meet our strategic needs; possess high personal values, judgment and integrity; have an understanding of our business and the regulatory and policy environment in which we operate; and have diverse experiences in key business, financial and other challenges that face a publicly held health benefits company. In particular, the Governance Committee will look for candidates with special and diverse experience in areas such as management of public companies, entrepreneurial companies, and large companies, investment banking and banking industry experience, health care industry experience, public relations, retail/mass marketing experience, accounting and audit experience, clinical health experience and technology and e-commerce experience. The candidates should be committed to enhancing shareholder value, should have sufficient time to carry out their duties and should be able to provide insight and practical wisdom based on experience to represent the interests of all shareholders. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform all director duties responsibly. The foregoing qualifications will be applied by the Governance Committee to all candidates for nominees, including candidates submitted by shareholders.

Identifying and Evaluating Nominees for Directors

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers, subject to the restrictions in our by-laws, whether the vacancy should be filled and if so, various potential candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, management, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year. As described above, the Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for our annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Governance Committee. The Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder.

The Planning Committee

The Planning Committee assists the Board in discharging its responsibilities related to various strategic issues, such as our long-term plans, mergers and acquisitions, emerging trends and emerging technology.

A copy of the Planning Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab.

The Planning Committee met five times during 2007.

The current members of the Planning Committee are: William H.T. Bush (Chairperson), Lenox D. Baker, Jr., M.D., Larry C. Glasscock, Julie A. Hill and Jane G. Pisano.

The Executive Committee

Between meetings of the Board, the Executive Committee has and may exercise the powers and authority of the full Board. The Executive Committee assists the Board in discharging its responsibilities related to an emergency and long-term succession plan for our CEO and executive officers.

A copy of the Executive Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab.

The Executive Committee met three times during 2007.

The current members of the Executive Committee are: Larry C. Glasscock (Chairperson), Angela F. Braly, William H.T. Bush, Warren Y. Jobe, William J. Ryan and Jackie M. Ward.

Communications with the Board

Individuals may communicate with the Board by submitting an e-mail to our Board at boardofdirectors@wellpoint.com. Communications that are intended specifically for non-management directors or any individual director should be sent to the e-mail address above to the attention of the Presiding Director. Individuals may also communicate with the Board by submitting a letter to our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204.

In addition, individuals may communicate with the Chairperson of the principal committees by submitting an e-mail to:

Chairperson of the Audit Committee: auditchair@wellpoint.com

Chairperson of the Compensation Committee: compensationchair@wellpoint.com

Chairperson of the Governance Committee: governancechair@wellpoint.com

The process for collecting and organizing shareholder communications, as well as similar or related activities, has been approved by a majority of our independent directors. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as:

•	spam;

•	junk mail and mass mailings;

•	medical claims inquiries;

•	new product suggestions;

•	resumes and other forms of job inquiries;

•	surveys; and

•	business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any such unsuitable communication is made available to any non-management director upon request.

Board Attendance at Annual Meeting of Shareholders

Our policy is that Board members attend each annual meeting of shareholders. All members of the Board at the time attended the 2007 annual meeting of shareholders.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

Policy

The Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving us and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of our outstanding common stock). The policy covers any related person transaction that involves amounts exceeding $100,000 in any calendar year and in which a related person has a direct or indirect material interest.

Related person transactions must be approved or ratified by the Governance Committee of the Board. In considering the transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The policy includes several categories of standing pre-approved transactions, including, but not limited to, transactions involving competitive bids, certain banking-related services and certain transactions involving amounts not in excess of the greater of $1 million or 2% of the other company’s total annual gross revenues. The Governance Committee will periodically review and assess the on-going transactions to ensure compliance with the Governance Committee’s guidelines and that the transactions remain appropriate.

Current Transactions

Dr. Lenox D. Baker, Jr., a member of our Board, is a cardiac and thoracic surgeon and is the President of Mid-Atlantic Cardiothoracic Surgeons, Ltd., which is a provider in our network. Dr. Baker is one of seven doctors associated with Mid-Atlantic Cardiothoracic Surgeons, Ltd. For the years ended December 31, 2006 and 2007, we made payments in the amount of approximately $1,053,000 and $1,176,300, respectively, to this practice for reimbursement of claims. The Governance Committee approved and continues to monitor this arrangement consistent with the above policy.

In the ordinary course of business, we may, from time to time, engage in transactions with other corporations or financial institutions whose officers or directors are also our directors. Transactions with such corporations and financial institutions are conducted on an arm’s length basis, and in 2007, such transactions did not impair the independence of our independent directors. In 2007, all of these transactions were deemed to be pre-approved by the Governance Committee consistent with the above policy.

STANDARDS OF ETHICAL BUSINESS CONDUCT

We have adopted Standards of Ethical Business Conduct (the “Code”) for our directors, management and other associates. The purpose of the Code is to focus on areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct and help foster a culture of honesty and integrity. The Code is posted on our website at www.wellpoint.com under the Corporate Governance tab, and is available in print upon request to our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204.

Everyone is expected to act in accordance with the requirements of the Code. Waivers of the Code for any director, our Chief Executive Officer, our Chief Financial Officer and our other executive officers may only be made by the Board or by a Board committee composed of independent directors. Any such waiver and any amendment to the Code will be posted on our website at www.wellpoint.com under the Corporate Governance tab and otherwise disclosed as required by law. During 2007, there were no waivers of the Code for any of our directors, our Chief Executive Officer, our Chief Financial Officer or any of our other executive officers.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

2007 Compensation to Non-Employee Directors(1)

Name	Fees Earned or Paid in Cash ($)(2)		Stock Awards ($)(3)	All Other Compensation ($)(4)		Total ($)
Lenox D. Baker, Jr., M.D.	$74,502		$249,998	$0		$324,500
Susan B. Bayh	$74,752		$249,998	$10,000		$334,750
Sheila P. Burke	$80,752		$253,345	$0		$334,097
William H.T. Bush	$97,002		$253,345	$10,000		$360,347
Julie A. Hill	$85,252		$249,998	$10,000		$345,250
Warren Y. Jobe	$104,752		$249,998	$10,000		$364,750
Victor S. Liss	$85,002		$249,998	$31,678	(5)	$366,678
William G. Mays	$86,002	(6)	$249,998	$10,000		$346,000
Ramiro G. Peru	$86,002		$249,998	$10,000		$346,000
Jane G. Pisano	$89,002		$249,998	$10,000		$349,000
Donald W. Riegle, Jr.	$91,252	(7)	$249,998	$0		$341,250
William J. Ryan	$95,252		$249,998	$0		$345,250
George A. Schaefer, Jr.	$85,002		$249,998	$10,000		$345,000
Jackie M. Ward	$105,002	(8)	$249,998	$10,000		$365,000
John E. Zuccotti	$76,752		$249,998	$10,000		$336,750

(1)

Employee directors do not receive any compensation for their service as a director. Although Mr. Glasscock was not an employee after June 1, 2007, his compensation and that of Ms. Braly for 2007 is shown in the Summary Compensation Table on page 40.

(2)

In addition to annual Board and committee chair retainer fees, includes $2.44 paid in cash to each non-employee director, other than Mr. Glasscock, which represents cash payments in lieu of issuing fractional shares in connection with the annual grant of shares of our common stock received on the date of our annual meeting of shareholders.

(3)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”) with respect to stock awards held by each non-employee director. During 2007, each non-employee director other than Mr. Glasscock received 2,946 phantom shares of our common stock for the annual retainer grant of shares of our common stock on the date of our annual meeting of shareholders (May 16, 2007), receipt of which was deferred pursuant to the WellPoint Board of Directors’ Deferred Compensation Plan (the “Board Deferred Compensation Plan”). The phantom shares will be converted into common stock upon the lapse of the deferral period. The amounts in this column include the FAS 123R cost recognized in 2007 for equity grants to Ms. Burke and Mr. Bush made prior to 2007 by WellPoint Health Networks Inc. (“WHN”). See also “—Board Equity Compensation and Stock Ownership Guidelines.”

The grant date fair value for the 2007 stock awards is calculated by multiplying the closing price of our common stock on the NYSE on the date of grant by the number of shares in the stock award, and equals $249,998 for all of our non-employee directors other than Mr. Glasscock. As of December 31, 2007, each non-employee director had the following aggregate number of deferred shares accumulated in their deferral accounts and stock options, respectively, for all years of service as a director: Lenox D. Baker, Jr., M.D.: 10,068 and 16,667; Susan B. Bayh: 10,068 and 0; Sheila P. Burke: 10,156 and 99,200; William H.T. Bush: 10,068 and 71,744; Julie A. Hill: 10,156 and 0; Warren Y. Jobe: 10,068 and 16,232; Victor S. Liss: 10,620 and 20,000; William G. Mays, 10,620 and 50,000; Ramiro G. Peru: 10,068 and 33,947; Jane G. Pisano: 10,068 and 24,216; Senator Donald W. Riegle, Jr.: 10,620 and 10,000; William J. Ryan: 10,068 and 20,000; George A. Schaefer, Jr.: 10,068 and 50,000; Jackie M. Ward: 10,620 and 40,000; and John E. Zuccotti: 8,092 and 2,695. The deferred shares for each director are included in the Security Ownership of Certain Beneficial Owners and Management table beginning on page 15.

(4)	Represents the matching charitable contributions made by the WellPoint Foundation. See “—Matching Gift Program.”

(5)	Includes $21,678 paid to Mr. Liss pursuant to the Board Deferred Compensation Plan.

(6)	All of Mr. Mays’ 2007 compensation was deferred by him pursuant to the Board Deferred Compensation Plan other than the $2.44 paid in cash in lieu of a fractional share.

(7)	Of this amount, $9,125 ($5,000 in retainer fees and $4,125 in Board and committee meeting fees) was deferred by Senator Riegle pursuant to the Board Deferred Compensation Plan.

(8)	All of Ms. Ward’s 2007 compensation was deferred by her pursuant to the Board Deferred Compensation Plan, other than the $2.44 paid in cash in lieu of a fractional share.

The compensation of our non-employee directors is paid in the form of an annual retainer, meeting and chair fees and stock-based awards. During 2007, with the exception of Mr. Glasscock, whose compensation is discussed below, each non-employee director received:

•	an annual cash retainer fee of $50,000, paid in advance in four equal quarterly installments;

•	an annual stock retainer fee of $250,000 as described under “—Board Equity Compensation and Stock Ownership Guidelines”;

•	an additional annual cash retainer of $15,000 for the chairperson of the Audit Committee, paid in advance;

•	an additional annual cash retainer of $10,000 for the chairperson of the other committees, paid in advance;

•	a meeting fee of $2,000 cash for attendance at each Board meeting held in person;

•	a meeting fee of $1,000 cash for participation in each Board meeting held telephonically unless otherwise specified;

•	a meeting fee of $2,000 cash for attendance at each Audit Committee meeting held in person;

•	a meeting fee of $1,000 cash for participation in each Audit Committee meeting held telephonically unless otherwise specified;

•	a meeting fee of $1,500 cash for attendance at each other committee meeting held in person;

•	a meeting fee of $750 cash for participation in each other committee meeting held telephonically unless otherwise specified; and

•	eligibility for an annual physical examination paid for by us.

In addition, all directors were reimbursed for expenses incurred in connection with attendance at and/or participation in any Board and committee meetings.

Mr. Glasscock became the non-executive Chairman of the Board on June 1, 2007. For his services in this capacity, Mr. Glasscock receives the compensation paid to other non-employee directors as set forth above (other than the director equity grant in 2007) and is paid an additional retainer of (1) $437,500 for the period of his service as non-executive Chairman during calendar year 2007, (2) $500,000 for service as non-executive Chairman for calendar year 2008, and (3) $250,000 per year for such service thereafter. Mr. Glasscock’s compensation for 2007 is set forth in the Summary Compensation Table on page 40 of this proxy statement.

WellPoint Board of Directors’ Deferred Compensation Plan

Cash fees paid to directors may be deferred under the Board Deferred Compensation Plan, which provides a method of deferring payment until a date selected by the director. Cash fees deferred accrue interest at a declared interest rate, which is determined on January 1 of each year and is the average of the 10-year U.S. Treasury Note monthly average rates for the 12-month period ending on September 30 of the previous year, plus 150 basis points, but not to exceed 120% of the applicable federal long-term rate, with compounding. Fees paid to directors in our common stock may also be deferred under the Board Deferred Compensation Plan. Fees paid in stock and deferred under the Board Deferred Compensation Plan are distributed in stock.

Board Equity Compensation and Stock Ownership Guidelines

As approved in February of 2005, each non-employee director receives, subject to the deferral described below, an annual grant, on the date of our annual meeting of shareholders, of the number of shares of our common stock equal to five times the annual Board cash retainer fee, based on the closing price of our common stock as reported on the NYSE on the date of grant. In 2007, each then non-employee director received 2,946 shares based on the market price of $84.86 per share pursuant to this grant. In addition, each new non-employee director receives, on the date of the first annual meeting of shareholders held after his or her election and subject to the deferral described below, a grant of the number of shares of our common stock equal to 2.5 times the annual Board cash retainer fee, based on the closing price of our common stock as reported on the NYSE on the date of grant. Each such annual and initial grant of common stock is deferred for a minimum of five years from the date of grant, in accordance with the terms of the Board Deferred Compensation Plan. The shares of common stock will not be distributed to the directors until the earlier of the expiration of such deferral period or the date on which a director ceases to be a member of the Board.

In addition, each director has an obligation to own five times the annual Board cash retainer fee in our common stock by the end of a five-year period commencing on the later of the date such director became a member of the Board or May 3, 2002. For 2007, the annual Board cash retainer fee was $50,000, so the obligation for each director was to own $250,000 in our common stock. Each director is in compliance with the stock ownership requirements.

Matching Gift Program

Directors are eligible to participate in the WellPoint Foundation matching gift program. Under this program, the foundation matches 100% of charitable donations to qualified entities up to a maximum of $10,000 per year for each director.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of January 31, 2008, the number of shares of our common stock beneficially owned by:

•	each of our directors,

•	each of our current and former CEO, current and former CFO and the three other most highly compensated executive officers during 2007 (collectively, the “Named Executive Officers”),

•	all directors and executive officers as a group, and

•	each person known by us to own beneficially more than five percent of our common stock.

Except as otherwise indicated below, each individual directly owns such shares of common stock and has sole investment and sole voting power. The table includes shares that may be purchased pursuant to stock options that are exercisable within 60 days of January 31, 2008 (“currently exercisable options”) and shares of common stock underlying restricted stock units that will vest within 60 days of January 31, 2008 (“vested restricted stock units”).

Name	Position	Number of Shares Owned		Number of Shares Supplementally Owned(1)	Total Number of Shares Beneficially Owned	Percent of Class (if more than 1%)
Larry C. Glasscock	Chairman of the Board	1,283,783	(2)	46,020	1,329,803	*
Angela F. Braly	Director, President and Chief Executive Officer	307,567	(3)	51,460	359,027	*
Lenox D. Baker, Jr., M.D	Director	89,296	(4)	10,068	99,364	*
Susan B. Bayh	Director	0		10,068	10,068	*
Sheila P. Burke	Director	118,600	(5)	10,156	128,756	*
William H.T. Bush	Director	86,990	(6)	10,068	97,058	*
Julie A. Hill	Director	12,150		10,156	22,306	*
Warren Y. Jobe	Director	20,550	(7)	10,068	30,618	*
Victor S. Liss	Director	20,878	(8)	10,620	31,498	*
William G. Mays	Director	51,078	(9)	10,620	61,698	*
Ramiro G. Peru	Director	39,214	(10)	10,068	49,282	*
Jane G. Pisano	Director	32,180	(11)	10,068	42,248	*
Donald W. Riegle, Jr.	Director	10,878	(12)	10,620	21,498	*
William J. Ryan	Director	23,430	(13)	10,068	33,498	*
George A. Schaefer, Jr.	Director	51,430	(14)	10,068	61,498	*
Jackie M. Ward	Director	67,216	(15)	10,620	77,836	*
John E. Zuccotti	Director	7,866	(16)	8,092	15,958	*
Wayne S. DeVeydt	Executive Vice President and Chief Financial Officer	110,469	(17)	30,296	140,765	*
Mark L. Boxer	President and Chief Executive Officer, Operations, Technology and Government Services	87,978	(18)	30,027	118,005	*
Joan E. Herman	Former President and CEO Consumer Business Unit and Executive Vice President	303,195	(19)	11,374	314,569	*
Alice F. Rosenblatt	Former Executive Vice President, Integration and Information Management Officer and Chief Actuary	406,255	(20)	9,556	415,811	*
David C. Colby(21)	Former Vice Chairman, Chief Financial Officer and Executive Vice President	300,167		0	300,167	*

Name	Position	Number of Shares Owned		Number of Shares Supplementally Owned(1)	Total Number of Shares Beneficially Owned	Percent of Class (if more than 1%)
Dodge & Cox 555 California Street 40th Floor San Francisco, CA 94104(22)		31,463,805		N/A	31,463,805	5.5%
AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104(23)		32,619,808		N/A	32,619,808	5.7%
All directors and executive officers as a group (29 persons)		3,850,962	(24)	444,377	4,295,339	*

*	Less than 1%

(1)

For Named Executive Officers, this number represents shares of restricted stock that had not yet vested as of January 31, 2008. The Named Executive Officers have voting but not investment power over the shares of restricted stock shown as supplementally owned by them. For directors and other executive officers, this number represents unvested restricted stock and/or stock compensation deferred by the individual pursuant to our deferred compensation plans. The directors and executive officers do not have voting or investment power over the shares of our common stock that have been deferred.

(2)	Includes currently exercisable options to purchase 1,084,444 shares of our common stock and 3,689 vested restricted stock units.

(3)	Includes currently exercisable options to purchase 261,903 shares of our common stock, 4,979 vested restricted stock units and 3,789 shares held in Ms. Braly’s 401(k) Plan account.

(4)	Includes currently exercisable options to purchase 16,667 shares of our common stock.

(5)	Includes currently exercisable options to purchase 99,200 shares of our common stock.

(6)	Includes currently exercisable options to purchase 71,744 shares of our common stock.

(7)	Includes currently exercisable options to purchase 16,232 shares of our common stock.

(8)	Includes currently exercisable options to purchase 20,000 shares of our common stock.

(9)	Includes currently exercisable options to purchase 50,000 shares of our common stock.

(10)	Includes currently exercisable options to purchase 33,947 shares of our common stock.

(11)	Includes currently exercisable options to purchase 24,216 shares of our common stock.

(12)	Includes currently exercisable options to purchase 10,000 shares of our common stock.

(13)	Includes currently exercisable options to purchase 20,000 shares of our common stock.

(14)	Includes currently exercisable options to purchase 50,000 shares of our common stock.

(15)	Includes currently exercisable options to purchase 40,000 shares of our common stock and 108 shares owned by Ms. Ward’s spouse.

(16)	Includes currently exercisable options to purchase 2,695 shares of our common stock.

(17)	Includes currently exercisable options to purchase 89,510 shares of our common stock and 2,080 vested restricted stock units.

(18)	Includes currently exercisable options to purchase 77,778 shares of our common stock and 2,213 vested restricted stock units.

(19)

Includes currently exercisable options to purchase 255,671 shares of our common stock, 2,213 vested restricted stock units and 26,316 shares held by the Herman-Rasiej Trust, of which Ms. Herman is a co-trustee and beneficiary.

(20)

Includes currently exercisable options to purchase 344,146 shares of our common stock, 1,844 vested restricted stock units, 748 shares held in Ms. Rosenblatt’s 401(k) Plan account and 39,265 shares held in a trust of which Ms. Rosenblatt is a co-trustee and beneficiary.

(21)	Includes 1,821 shares held in Mr. Colby’s 401(k) Plan account; information provided as of May 30, 2007, the date of Mr. Colby’s resignation.

(22)

The amount shown and the following information was provided by Dodge & Cox pursuant to a Schedule 13G filed with the SEC on February 13, 2008, indicating beneficial ownership as of December 31, 2007. Dodge & Cox is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has indicated that it has sole dispositive power with respect to, and is deemed to be the beneficial owner of, our common stock as a result of acting as an investment adviser to various investment companies. Dodge & Cox has sole voting power with respect to 29,840,405 shares, shared voting power with respect to 65,300 shares and sole dispositive power with respect to 31,463,805 shares.

(23)

The amount shown and the following information was provided by AXA Financial, Inc. and certain of its affiliates pursuant to a Schedule 13G/A filed with the SEC on February 14, 2008, indicating beneficial ownership as of December 31, 2007. The shares listed include (1) 23,041 shares beneficially owned by AXA Investment Managers Paris (France); (2) 1,100 shares beneficially owned by AXA Konzern AG (Germany); (3) 38,360 shares beneficially owned by AXA Rosenberg Investment Management LLC; (4) 15,000 shares beneficially owned by AXA Framlington; (5) 32,096,145 shares beneficially owned by AllianceBernstein; and (6) 446,162 shares beneficially owned by AXA Equitable Life Insurance Company. AXA Financial, Inc. has sole voting power with respect to 21,632,943 shares and sole dispositive power with respect to 32,542,307 shares.

(24)	Includes currently exercisable options to purchase 3,197,098 shares of our common stock and 30,495 vested restricted stock units.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board currently consists of 17 directors divided into three classes, with two classes containing six directors each and one class containing five directors. The term of one class of directors expires each year. Generally, each director serves until the annual meeting of shareholders held in the year that is three years after such director’s election and until such director’s successor is elected and has qualified.

Six directors are to be elected at the annual meeting, each to hold office for a term to expire at the 2011 annual meeting of shareholders and until his or her successor is elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Angela F. Braly, William H.T. Bush, Warren Y. Jobe, William G. Mays, Senator Donald W. Riegle, Jr., and William J. Ryan. Each of the nominees for director is presently a director, has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. However, if any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person. Each of the nominees for director, other than Ms. Braly, was previously elected by our shareholders to serve on our Board.

Vote Required

Election of directors will be determined by the vote of a majority of the votes cast on such election, which means that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” such nominee.

Recommendation

The Board of Directors recommends a vote FOR election as directors of Angela F. Braly,

William H.T. Bush, Warren Y. Jobe, William G. Mays, Senator Donald W. Riegle, Jr., and William J. Ryan.

Unless otherwise indicated below, the principal occupation of each director or nominee has been the same for the last five years. There is no family relationship between any of our directors or executive officers. The ages listed below for each director or nominee are as of April 1, 2008.

NOMINEES FOR DIRECTOR

Three-year term to expire at the Annual Meeting of Shareholders in 2011

Angela F. Braly, age 46, succeeded Mr. Glasscock as our President and Chief Executive Officer on June 1, 2007. Prior to that, Ms. Braly served as our Executive Vice President, General Counsel and Chief Public Affairs Officer since April 2005. Additionally, Ms. Braly served as President and CEO of Blue Cross Blue Shield of Missouri (our subsidiary) from August 2003 until April 2005. She joined RightCHOICE Managed Care Inc. in January 1999, then the parent company of Blue Cross Blue Shield of Missouri, as General Counsel, also overseeing government relations. Prior to that Ms. Braly was a partner in the law firm of Lewis, Rice & Fingersh, L.C.

William H.T. Bush, age 69, has been a director of the Company since November 2004. Mr. Bush served on the former WHN board of directors from January 2002 until WHN’s merger with us in November 2004. Mr. Bush had been elected a director of WHN upon completion of its merger with RightCHOICE Managed Care, Inc., where Mr. Bush had served as a director from April 1994 to January 2002. He served on the Blue Cross Blue Shield of Missouri board of directors from 1989 to 1994. Mr. Bush is the Chairman of the Board of Bush-O’Donnell & Company, Inc. of St. Louis (an investment management and financial advisory firm), which he founded in 1986. Mr. Bush is a director of Maritz, Inc. (performance improvement, travel and management research) and the Lord Abbett Family of Mutual Funds (mutual funds). He is also a director of the St. Louis Community Foundation and the Regional Business Council.

Warren Y. Jobe, age 67, has been a director of the Company since November 2004. Mr. Jobe served on the former WHN board of directors from March 2001 until WHN’s merger with us in November 2004. Mr. Jobe was elected a director of WHN upon completion of its merger with Cerulean Companies, Inc. (“Cerulean”) in 2001. Mr. Jobe served as a director of Cerulean and Blue Cross and Blue Shield of Georgia, Inc. from April 1999 to March 2001. He is retired. Mr. Jobe was Senior Vice President of Southern Company responsible for Corporate Development from 1998 until 2001. Mr. Jobe was Executive Vice President and Chief Financial Officer of Georgia Power Company from 1982 to 1998, during which time he was also a member of its board of directors. Mr. Jobe is a director of UniSource Energy Corporation (an electric and gas utility holding company) and is trustee of STI Classic Funds (mutual funds). He also is a member of the board of trustees of Oglethorpe University and a trustee for the Tull Charitable Foundation. He is a certified public accountant and a member of the American Institute of Certified Public Accountants.

William G. Mays, age 62, has been a director of the Company since 2001 and a director of Anthem Insurance Companies, Inc. (“Anthem Insurance”) from 1993 to May 2003. He has been President and Chief Executive Officer of Mays Chemical Company, Inc. (chemical distribution) since 1980. Mr. Mays is a director of Vectren Corporation (gas and electric utility). He is also a director of United Way of Central Indiana, the Indiana University Foundation, the Indianapolis Chamber of Commerce, Central Indiana Corporate Partnership and the National Minority Supplier Development Council.

Senator Donald W. Riegle, Jr., age 70, has been a director of the Company since 2001 and a director of Anthem Insurance from 1999 to May 2003. In April 2001, he joined APCO Worldwide (communications consulting) as Chairman of APCO Government Affairs. From 1995 to 2001, he was Deputy Chairman of Shandwick International (global communications). He served in the U.S. Senate from 1976 through 1994 and in the U.S. House of Representatives from 1967 through 1975. Senator Riegle is a director of Stillwater Mining Company (mining company) and Rx Optical (eye care and visual products).

William J. Ryan, age 64, has been a director of the Company since 2001 and a director of Anthem Insurance from 2000 to May 2003. Mr. Ryan served as Chairman of the Board of the former Blue Cross Blue Shield of Maine until its acquisition by us in 2000. He has served as Chairman of the Board of TD Banknorth Inc. since 1990 and served as President of TD Banknorth Inc. from 1990 to March 2007. Mr. Ryan is a director of UnumProvident Corporation (life, long-term care and supplemental insurance company). He also serves as a trustee of Colby College and the Libra Foundation. Mr. Ryan is also on the board of advisors at the University of New England and is a member of the Federal Reserve Advisory Council.

DIRECTORS CONTINUING IN OFFICE

Term expiring at the Annual Meeting of Shareholders in 2009

Lenox D. Baker, Jr., M.D., age 66, has been a director of the Company since 2002 and a director of Anthem Insurance from 2002 to May 2003. Dr. Baker had served on the former Trigon Healthcare, Inc. board of directors from 1985 until its merger with us in July 2002. He is a cardiac and thoracic surgeon, and has been President of Mid-Atlantic Cardiothoracic Surgeons, Ltd. since 1979. Dr. Baker is a trustee of Johns Hopkins University and a member of the board of trustees of Johns Hopkins Medicine (which includes Johns Hopkins Hospital and Health System).

Susan B. Bayh, age 48, has been a director of the Company since 2001 and a director of Anthem Insurance from 1998 to May 2003. Ms. Bayh was a Distinguished Visiting Professor in the College of Business Administration at Butler University from 1994 until 2004. She was a member of the International Joint Commission between the United States and Canada from 1994 to 2001. Ms. Bayh is a director of Dendreon Corporation (biotechnology), Curis, Inc. (biomedical), Emmis Communications Corporation (telecommunications), Nastech Pharmaceutical Company Inc. (biopharmaceutical company) and Dyax Corporation (biopharmaceutical company).

Larry C. Glasscock, age 59, has served as our non-executive Chairman of the Board since June 2007. Mr. Glasscock was our President and Chief Executive Officer from 2001 until June 2007 and was the President and Chief Executive Officer and a director of Anthem Insurance from 1999 until June 2007. He also held the office of Chairman of the Board from November 2005 to June 2007 when that office was changed to our non-executive Chairman role. He joined Anthem Insurance in April 1998 as Senior Executive Vice President and Chief Operating Officer. He was named President and Chief Operating Officer in April 1999 and Chief Executive Officer in October 1999. Mr. Glasscock also served as our Chairman of the Board from May 2003 until the WHN merger in November 2004. Prior to joining Anthem Insurance, Mr. Glasscock served as Chief Operating Officer of CareFirst, Inc. (not-for-profit health benefits company) from January 1998 to April 1998. Mr. Glasscock was President and Chief Executive Officer of Group Hospitalization and Medical Services, Inc., which did business as Blue Cross Blue Shield of the National Capital Area, from 1993 to January 1998 and oversaw its affiliation with Blue Cross Blue Shield of Maryland. Prior to moving to the health insurance industry, he held various executive positions in the banking industry. Mr. Glasscock is a director of Zimmer Holdings, Inc. (orthopaedic industry) and Sprint Nextel Corporation (telecommunications).

Julie A. Hill, age 61, has been a director of the Company since November 2004. Ms. Hill served on the former WHN board of directors from March 1994 until WHN’s merger with us in November 2004. Ms. Hill has been an independent business consultant since December 2003. Since December 2002, she has been the owner of the Hill Company. From December 1998 to December 2002, Ms. Hill was the President and owner of Hiram-Hill Development Company (residential real estate development firm). Ms. Hill was President and Chief Executive Officer of Costain Homes Inc. (home builder) (“Costain”) from January 1991 until November 1998. During 1998, Ms. Hill also served as Chairperson of the Board of Costain. Ms. Hill is also a director of Lend Lease, Ltd. (international retail and residential property group) and Lord Abbett Family of Mutual Funds (mutual funds). She also serves on the Paul Merage School of Business Board, University of California at Irvine Foundation Board and the Orange County Community Foundation Board.

Ramiro G. Peru, age 52, has been a director of the Company since November 2004. Mr. Peru served on the former WHN board of directors from May 2003 until WHN’s merger with us in November 2004. During the second half of 2007, Mr. Peru was the Chief Financial Officer of Swift Corporation (transportation) and prior thereto was Executive Vice President and Chief Financial Officer of Phelps Dodge Corporation (mining and manufacturing) (“Phelps Dodge”). Mr. Peru joined Phelps Dodge in 1979 and held various finance and accounting positions with Phelps Dodge and its affiliates. Mr. Peru is also a director for UniSource Energy Corporation (an electric and gas holding company). Mr. Peru is currently a member of the National Board of Advisors for the Eller Graduate School of Management at the University of Arizona and a member of the board of directors of the University of Arizona Foundation.

Term expiring at the Annual Meeting of Shareholders in 2010

Sheila P. Burke, age 57, has been a director of the Company since November 2004. Ms. Burke served on the former board of directors of WHN from April 1997 until WHN’s merger with us in November 2004. Ms. Burke is a faculty member at the John F. Kennedy School of Government at Harvard University. Ms. Burke is also an adjunct faculty member of Georgetown University Public Policy Institute. Ms. Burke was the Smithsonian Institution Deputy Secretary and Chief Operating Officer from 2004 to October 2007. She joined the Smithsonian Institution in July 2000, as the Undersecretary for American Museums and National Programs. From December 1996 until July 2000, Ms. Burke served as an Executive Dean and lecturer on public policy at the John F. Kennedy School of Government, Harvard University. Ms. Burke served as the chief of staff to former Senate Majority Leader Bob Dole from 1986 to 1996 and was elected to serve as secretary of the Senate in 1995. Ms. Burke currently serves as a member of the board of the Kaiser Family Foundation and is a member of the Kaiser Commission on the Future of Medicaid and Uninsured. She also is a director of The Chubb Corporation (property and casualty insurance).

Victor S. Liss, age 71, has been a director of the Company since 2001 and a director of Anthem Insurance from 1997 to May 2003. He was President, Chief Executive Officer, and Vice Chairman of Trans-Lux Corporation (electronics) from 1992 until his retirement in 2002. Mr. Liss continues to serve as Vice Chairman of the board of directors of Trans-Lux Corporation, a non-executive position. Mr. Liss is also a director of BNC Financial Group, Inc., The Bank of Fairfield and Honey Hill Care Center (nursing care facility) and a trustee of Norwalk Hospital in Norwalk, Connecticut. He is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Connecticut and New York state CPA societies.

Jane G. Pisano, Ph.D., age 63, has been a director of the Company since November 2004. Dr. Pisano served on the former WHN board of directors from June 2002 until WHN’s merger with us in November 2004. Since November 2001, Dr. Pisano has been President and Director of The Natural History Museum of Los Angeles County. From 1998 until November 2001, she was the Senior Vice President, External Relations of the University of Southern California. From 1994 to 1998, she served as the Vice President, External Relations of the University of Southern California and, from 1991 until 1998, she was the Dean of the University of Southern California’s School of Public Administration. She also serves as a trustee of the John Randolph Haynes and Dora Haynes Foundation.

George A. Schaefer, Jr., age 62, has been a director of the Company since 2001 and a director of Anthem Insurance from 1995 to May 2003. He has served as Chairman of the Board of Fifth Third Bancorp since 1990 and served as Chief Executive Officer of Fifth Third Bancorp from 1990 to April 2007. He is also a director of Ashland, Inc. (petroleum and chemical business) and a trustee of the University of Cincinnati Foundation.

Jackie M. Ward, age 69, has been a director of the Company since 2002 and a director of Anthem Insurance from 2002 to May 2003. Ms. Ward served on the former Trigon Healthcare, Inc. board of directors from 1993 until its merger with us in July 2002. She was a founder and served as President, Chief Executive Officer and Chairman of Atlanta-based Computer Generation Incorporated (software developer) (“CGI”) from 1970 to 2000. Since December 2000, Ms. Ward has served as the retired Chief Executive Officer of Intec

Telecom Systems PLC (telecom software), which purchased CGI. Ms. Ward is a director of Bank of America Corporation (banking), Equifax, Inc. (information management), Flowers Foods, Inc. (distribution), Sanmina-SCI Corporation (electronics manufacturing services) and SYSCO Corporation (food distribution).

John E. Zuccotti, age 70, has been a director of the Company since December 2005. Mr. Zuccotti served on the former WellChoice, Inc. (“WellChoice”) board of directors from August 2002 until WellChoice’s acquisition by us in December 2005. Mr. Zuccotti also served as a director of Empire HealthChoice, Inc., an affiliate of WellChoice, from October 1999 until November 2002. Mr. Zuccotti has been Chairman of Brookfield Properties Corp., a real estate development company, since 1997. Since 1998, Mr. Zuccotti has also been of Counsel in the real estate department of Weil, Gotshal & Manges LLP. Mr. Zuccotti serves on the boards of seven of the Dreyfus funds of the Dreyfus Investment Corporation. He also is a director of the Doris Duke Foundation, New York Bank & Trust, the New York Visiting Nurse Service and Columbia University.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment

The firm of Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2007. The Audit Committee has selected Ernst & Young LLP to continue in that capacity for 2008 and is submitting this matter to shareholders for their ratification. In the event this proposal is not approved, a selection of another independent registered public accounting firm for us will be made by the Audit Committee. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will be given an opportunity to make a statement if he or she desires and is expected to be available to respond to appropriate questions. Notwithstanding ratification by the shareholders, the Audit Committee reserves the right to replace our independent registered public accounting firm at any time.

Recommendation

The Board of Directors recommends a vote FOR

the ratification of the appointment of

Ernst & Young LLP.

AUDIT COMMITTEE MATTERS

Independent Registered Public Accounting Firm’s Fees

The following table presents fees for all professional services provided by Ernst & Young LLP for the audit of our consolidated financial statements for the years ended December 31, 2007 and 2006, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year
Fee Category	2007	2006
Audit fees(1)	$8,303,732	$7,686,752
Audit-related fees(2)	$5,167,342	$2,466,174
Tax fees(3)	$300,256	$769,464
All other fees(4)	$0	$600

(1)

Audit fees consisted principally of audit work performed on our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting as of each respective year-end, review of quarterly financial statements, insurance statutory audits, review of registration statements and periodic reports filed with the SEC, review of purchase accounting and other accounting and reporting consultation.

(2)

Audit-related fees consisted principally of employee benefit plan audits, reviews pursuant to Statement on Auditing Standards No. 70, “Service Organizations,” certain agreed upon procedures primarily over claim processing and other audit-related services.

(3)	Tax fees consisted principally of tax compliance, tax advice and tax planning.

(4)	All other fees represent expenses related to continuing professional education training.

The Audit Committee’s Consideration of Independence of Independent Registered Public Accounting Firm

The Audit Committee has reviewed the nature of non-audit services provided by Ernst & Young LLP and has concluded that these services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm.

Audit Committee Pre-Approval Policy

The Audit Committee of the Board has adopted a policy concerning the pre-approval of audit and non-audit services. Pursuant to this policy, unless a type of service to be provided by the independent registered public accounting firm was approved in connection with the audit engagement letter, such service must be pre-approved by the Audit Committee. In addition, the Audit Committee has delegated its authority to pre-approve to the Chairperson of the Audit Committee for engagements of up to $500,000. The Chairperson reports any pre-approval decisions to the Audit Committee at the next regularly scheduled meeting of the Audit Committee. Procedures have been established which require that all requests for pre-approval be submitted to the Audit Committee or Chairperson by both the independent registered public accounting firm and the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or other designated executive.

All services performed by Ernst & Young LLP and identified under Audit-Related Fees, Tax Fees and All Other Fees were approved by the Audit Committee and/or pursuant to the Audit Committee pre-approval policy. The Audit Committee did not approve any services pursuant to the de minimis exception set forth in 17 CFR 210.2-01(c)(7)(i)(C) during 2007.

Audit Committee Report

The Audit Committee of the Board is composed of the five members set forth below. The Board has determined that each current member of the Audit Committee is an “independent director” and an “audit committee financial expert” as defined by the SEC’s rules. The Audit Committee operates under a written charter adopted by the Board which details the responsibilities of the Audit Committee.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management is responsible for the Company’s financial statements and reporting process, including the system of internal controls, and has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements with the Company’s management and the independent registered public accounting firm. This review included a discussion of the quality and acceptability of the Company’s financial reporting and controls, including the clarity of disclosures in the consolidated financial statements. The Audit Committee reviewed, and discussed with management and the independent registered public accounting firm, management’s report and the independent registered public accounting firm’s report and audit of the Company’s internal control over financial reporting. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), the Sarbanes-Oxley Act of 2002 and related SEC and NYSE rules. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management, including the matters in the written disclosures which were received by the Audit Committee from the independent registered public accounting firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The Audit Committee further discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the SEC.

Audit Committee

Warren Y. Jobe, Chairperson

Victor S. Liss

William G. Mays

Ramiro G. Peru

George A. Schaefer, Jr.

NON-INCORPORATION

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the preceding Audit Committee Report and the Compensation Committee Report contained below in this proxy statement shall not be incorporated by reference in any such filings.

PROPOSAL NO. 3

SHAREHOLDER PROPOSAL CONCERNING AN

ADVISORY RESOLUTION ON COMPENSATION OF

NAMED EXECUTIVE OFFICERS

We have been informed that The Connecticut Retirement Plans and Trust Funds (“CRPTF”), 55 Elm St., Hartford, CT 06106-1773, a beneficial owner of 152,400 shares of our common stock, intends to introduce at the annual meeting the following resolution.

The following shareholder proposal will be voted on at the annual meeting only if properly presented by or on behalf of CRPTF. In accordance with the SEC rules, the text of the proposed shareholder resolution and supporting statement is printed verbatim from its submission.

“RESOLVED, that shareholders of WellPoint request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.”

The proponent has furnished the following statement:

“In our view, senior executive compensation at WellPoint has not always been structured in ways that best serve stockholders’ interests. For example, according to The Corporate Library, total actual compensation for then CEO, and current Board Chair Larry Glasscock was more than 20% greater than median compensation at large cap firms, and according to Institutional Shareholder Services (ISS) his 2005 compensation was double the peer group average.

Investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. As a result, in 2007 shareholders filed more than 60 “say on pay” resolutions with companies, averaging a 42% vote where voted upon. In fact, eight resolutions received majority votes.

Aflac will present such a resolution to investors in 2008, Verizon has decided to do so in 2009, and TIAA-CREF, the largest pension fund in the world, held its first Advisory Vote in 2007.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

If investors wish to register opposition to pay package(s) in the previous year, withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction.

Accordingly, we urge WellPoint’s board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide our board with useful information about shareholder views on the company’s senior executive compensation, as reported each year.”

The Board recommends a vote AGAINST this proposal for the following reasons:

The Board has considered this proposal and believes that its adoption is both unnecessary and contrary to the best interests of the Company and its shareholders. Shareholders already have avenues for communication with the Board, and the proposed advisory vote would not provide the Board with sufficient information to address any shareholder concerns and may impede the Company’s ability to attract the most qualified executive talent.

The proposal argues that an advisory vote by shareholders on the Summary Compensation Table (“SCT”) and the “accompanying narrative disclosure of material factors” is necessary because executive compensation is “insufficiently aligned with the creation of shareholder value.” However, the Compensation Committee has already adopted a pay-for-performance approach to executive compensation that directly aligns compensation with shareholder interests, and a significant majority of the total direct compensation of the Company’s executive officers, including those listed in the SCT, is performance-based. The Compensation Committee, which consists entirely of independent directors, takes seriously its responsibility for evaluating the performance of and setting compensation for the Company’s executive officers, and the Committee’s commitment to this responsibility is reflected in the description of the compensation-setting process included in the Compensation Disclosure & Analysis (“CD&A”) section of this proxy statement. Moreover, the Board believes that the Compensation Committee, rather than shareholders, is best equipped to consider the complex factors that affect compensation, such as the Company’s strategic goals, the market for executive talent and evolving governance trends.

The proposal indicates that shareholders need an opportunity to “express their opinion” on executive compensation, but the Board already has in place avenues that provide shareholders the ability to express their views on any issues of concern, including executive compensation. In this regard, the Board has established procedures for shareholders to communicate directly with the Chair of the Compensation Committee via email as described both in this proxy statement and in the Company’s Corporate Governance Guidelines (available on the Company’s website). Shareholders also may contact the whole Board or only the non-management directors via email or letter as described in these documents. In addition, a dedicated “Investor Contacts” page of the Company’s website provides contact information for both institutional and individual investors. Moreover, on occasion, our Presiding Director meets with Company shareholders to hear their views, including on compensation issues. Accordingly, a shareholder advisory vote on executive compensation is unnecessary as shareholders already have meaningful avenues to communicate their views on this issue to the Board.

In addition, the Board does not believe that an advisory vote on the SCT would provide the Board or management with valuable information. An up-or-down referendum would not identify any particular elements of compensation with which shareholders may be concerned. Accordingly, it would not provide the Board with meaningful shareholder input. Moreover, the proposal seeks an advisory vote only on the SCT, and not the CD&A, which contains the Company’s analysis of the SCT and lays out the Company’s compensation philosophy and program. Any advisory vote also could put the Company at a competitive disadvantage in attracting and retaining executive officers due to a perception that compensation at the Company may not be responsive to changes in the market for executive talent because of the advisory vote.

For the reasons described above, the Board opposes the advisory vote requested in the proposal and recommends a vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you specify otherwise.

EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Position
Angela F. Braly	46	President and Chief Executive Officer

Mark L. Boxer	48	President and CEO of Operations, Technology and Government Services Business Unit and Executive Vice President

Randal L. Brown	49	Executive Vice President and Chief Human Resources Officer

John Cannon	54	Executive Vice President and General Counsel

Wayne S. DeVeydt	38	Executive Vice President and Chief Financial Officer

Bradley M. Fluegel	46	Executive Vice President and Chief Strategy and External Affairs Officer

Ken R. Goulet	48	President and CEO, Commercial Business Unit and Executive Vice President

Dijuana K. Lewis	49	President and CEO, Comprehensive Health Solutions Business Unit and Executive Vice President

Randall J. Lewis	45	Executive Vice President, Internal Audit and Chief Compliance Officer

Cynthia S. Miller	51	Executive Vice President, Chief Actuary and Integration Management Officer

Jamie S. Miller	39	Senior Vice President, Chief Accounting Officer and Controller

Samuel R. Nussbaum, M.D	59	Executive Vice President, Clinical Health Policy and Chief Medical Officer

Brian A. Sassi	47	President and CEO, Consumer Business Unit and Executive Vice President

The ages and positions listed above for each executive officer are as of April 1, 2008.

The following is biographical information for our executive officers:

Angela F. Braly See biographical information on page 18.

Mark L. Boxer has served as our President and CEO of Operations, Technology and Government Services Business Unit (which includes our National Government Services and Federal Employee Program business units) and Executive Vice President since March 2007. Mr. Boxer has held various executive positions since joining us in 2000, including Chief Operations and Technology Officer, Chief Information Officer and Chief Strategy Officer. From 1996 to 2000, he was a Senior Vice President of Information Technology and eBusiness with CIGNA Health Care.

Randal L. Brown has served as Executive Vice President and Chief Human Resources Officer since November 2006. Previously, Mr. Brown served as our Senior Vice President of Human Resources since 2001. Prior to joining us, Mr. Brown served in a variety of human resource leadership roles for Thomson (video products and services), General Electric Corporation and RCA.

John Cannon has served as our Executive Vice President and General Counsel since December 2007. Before joining us, Mr. Cannon spent 19 years with CIGNA Corporation in a variety of increasingly responsible roles, including most recently as senior vice president and deputy general counsel. Previously, Mr. Cannon was responsible for Public Affairs at CIGNA as well as Chief Counsel for CIGNA Healthcare and CIGNA International.

Wayne S. DeVeydt has served as our Executive Vice President and Chief Financial Officer since June 2007. Previously, Mr. DeVeydt served as our Senior Vice President and Chief Accounting Officer since June 2005 and Chief of Staff from 2006 to 2007. Prior to joining us, Mr. DeVeydt served with PricewaterhouseCoopers LLP (public accounting firm) in many roles from 1996 to 2005, including most recently as the lead engagement partner for a number of large, national managed care and insurance companies including WHN.

Bradley M. Fluegel has served as our Executive Vice President and Chief Strategy and External Affairs Officer since October 2007. Prior to joining us, Mr. Fluegel was vice president of national accounts for Aetna. He also has held a variety of senior consulting and executive leadership roles within the managed care industry, including vice president of national accounts for Aetna, CEO of Reden and Anders, a subsidiary of UnitedHealth Group and a principal at Towers Perrin.

Ken R. Goulet has served as our President and CEO of the Commercial Business Unit and Executive Vice President since October 2007. The Commercial Business Unit includes local group customers, national accounts, UniCare, and specialty products. In his previous role, Mr. Goulet was president of the Company’s national accounts business. Mr. Goulet has more than 26 years of health insurance industry experience in management, sales, operations, strategy and plan execution.

Dijuana K. Lewis has served as our President and CEO of the Comprehensive Health Solutions Business Unit and Executive Vice President since October 2007. The Comprehensive Health Solutions Business Unit includes provider relations, care and disease management, and our pharmacy benefits management company. In her previous role, Ms. Lewis was president of local group business. Ms. Lewis has more than 20 years of wide-ranging health insurance industry experience, including 10 years leading cost of care and quality initiatives in multiple states.

Randall J. Lewis has served as our Executive Vice President, Internal Audit and Chief Compliance Officer since March 2007. Prior to that, Mr. Lewis served as our Senior Vice President, Internal Audit and Chief Compliance Officer. Before joining us in 2003, he served six years at Wells Fargo & Company (financial services holding company) as managing director of Corporate Development and as executive vice president and chief auditor.

Cynthia S. Miller has served as our Executive Vice President, Chief Actuary and Integration Management Officer since February 2008. Ms. Miller has more than 25 years of insurance industry experience, including 21 years with us. Ms. Miller has held a variety of leadership roles with the Company, including senior vice president of the actuarial, commercial and consumer business unit and chief actuary for Anthem prior to the merger with WHN.

Jamie S. Miller has served as our Senior Vice President and Chief Accounting Officer since August 2007 and as Controller since January 2008. Prior to joining us, Ms. Miller served with PricewaterhouseCoopers LLP in a number of roles including, most recently, as the Financial Services leader for the Chicago practice. Ms. Miller was the lead partner for a number of large, national insurance and financial services companies. Prior to her role at PricewaterhouseCoopers, Ms. Miller was vice president, corporate controller and chief accounting officer at Genworth Financial.

Samuel R. Nussbaum, M.D. has served as our Executive Vice President, Clinical Health Policy and Chief Medical Officer since 2001. From 1996 to 2000, Dr. Nussbaum served both as Executive Vice President for Medical Affairs and System Integration at BJC Health System of St. Louis (academic and community integrated health and hospital system) and as Chief Executive Officer of Health Partners of the Midwest (health plan). Prior to that, Dr. Nussbaum was President and Chief Executive Officer of Physician Partners of New England, Senior Vice President for Health Care Delivery at Blue Cross Blue Shield of Massachusetts and a professor at Harvard Medical School.

Brian A. Sassi has served as our President and CEO of the Consumer Business Unit and Executive Vice President since February 2008. The Consumer Business Unit includes senior, state sponsored and individual business. In his previous role, Mr. Sassi served as the president of Blue Cross of California. Since joining Blue Cross of California in 1989, Mr. Sassi has held a number of other leadership roles, including vice president of operations and strategic initiatives, general manager of small group accounts, and general manager of large group accounts. Prior to joining Blue Cross of California, Mr. Sassi held a number of industry management positions.

The above information includes business experience during the past five years for each of our executive officers. Our executive officers serve at the discretion of the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership with the SEC. Such persons also are required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2007, our executive officers, directors, and greater than 10% shareholders complied with all applicable filing requirements relating to our common stock.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Compensation Program Objectives

Our Total Rewards compensation program, as described below, is designed to:

•	Attract, engage, motivate and appropriately reward executives for their contributions to our business and our members.

•	Closely align executive interests and rewards with those of our shareholders and the expectations of our members and providers.

•	Drive the achievement of our mission and strategy.

•	Deliver compensation that is commensurate with company and individual performance within the context of the external market.

These objectives are extended beyond the executive ranks to include all associates and are intended to promote our culture and enhance teamwork and feelings of fairness.

In support of the objectives above, the Total Rewards program is designed to reward:

•	The achievement of our mission, that is, to improve the lives of the people we serve and the health of our communities.

•	Focus on our differentiating strategies to achieve our mission, that is, to be the most trusted choice for consumers and to be the leader in affordable quality care.

•	Meeting or exceeding our annual financial and membership growth plans.

•	Shareholder return through increases in our stock price.

•	The achievement of our corporate objectives, which include:

(1)	Grow and retain profitable medical and specialty membership

(2)	Improve health, health care quality and affordability

(3)	Build a customer-responsive and efficient company

(4)	Reduce the rate of the uninsured and under-served

(5)	Attract and engage the best talent

•	Operating within our core values, which are:

(1)	Customer first

(2)	Integrity

(3)	Personal accountability for excellence

(4)	Leading through innovation

(5)	One company, one team

Setting Compensation Levels

In setting compensation, our Compensation Committee (the “Committee”) compares base salaries, annual incentive opportunities and long-term compensation for the Named Executive Officers to three distinct comparator groups. The Committee, with the assistance of its outside consultant, Watson Wyatt Worldwide

(“Watson Wyatt”), determines which companies are in the comparator groups. Companies were selected on the basis of whether they compete with us in the executive labor and/or capital market and whether they have comparable revenue and/or market capitalization. For 2007, these groups were:

(1) The Fortune 11-60, as published in April 2006 (WellPoint is number 38 on the list).

(2) Twenty-three major labor and capital market competitors in the health insurance market and other insurance companies, financial services companies, hospital systems and pharmaceutical companies with similar annual revenue and market capitalization (the “23 Major Labor Market Competitors”). We were the eighth largest company in this group based on revenue and the tenth largest company in this group based on market capitalization. The group is comprised of the following companies: Abbott Laboratories, Aetna Inc., Aflac Incorporated, The Allstate Corporation, American International Group, Amerisource Bergen Corporation, Amgen Inc., Bristol-Myers Squibb Company, Cardinal Health, Inc., CVS Caremark, CIGNA Corporation, Eli Lilly and Company, The Hartford Financial Services Group, Inc., Humana Inc., Johnson & Johnson, McKesson Corporation, Medco Health Solution, Inc., Medtronic, Inc., Metlife, Inc., Pfizer, Inc., Prudential Financial, Inc., UnitedHealth Group Incorporated and Wyeth.

(3) Our six largest direct health insurance peers (Aetna Inc., CIGNA Corporation, Coventry Health Care, Inc., Health Net Inc., Humana Inc. and UnitedHealth Group Incorporated), five of which are significantly smaller than us.

The Committee reviewed the available competitive data at the median and 75th percentile from each of these three separate groups to provide comprehensive data about the competitive practices of companies in our size category, our capital and labor market competitors and our direct peers. The Committee generally targets base salary and incentive compensation opportunity to be between the median and 75th percentile of such data. The Committee relied more heavily on the data from the Fortune 11-60 and the 23 Major Labor Market Competitors, when available, because it is more complete than the peer data.

The Committee used data from the three comparator groups to set the size of the long-term equity grant guidelines based on a study prepared by Watson Wyatt. The total shares granted for all associates and directors were set to equal the average annual expense relative to our direct competitors, and between the median and 75th percentile market capitalization size (i.e., average shareholder value transfer) of long-term grants in the other comparator groups. The award ranges, denominated in option equivalents, allocated to the Named Executive Officers were set based on the data with respect to options allocated to the named executive officers in the comparator groups as reported in their latest annual proxies. The Committee reduced the aggregate number of shares available for grant in 2007 to 88% of the 2006 allocation in accordance with the competitive data and as a cost control mechanism.

As described above, the intent of our executive Total Rewards program is to provide a total cash compensation opportunity that is generally between the median and 75th percentile of the competitive market based on the comparator groups described above, a long-term equity grant that is based on the median allocation in the study described above, and benefits and perquisites that are intended to be competitive with the median of the market.

Also, as described above, competitive market data is one of the several resources made available to the Committee to assist it in setting executive compensation levels. The Committee looks to set compensation in line with the parameters outlined herein, but does not use such parameters as a fixed target. Where possible, the data that was used to make compensation decisions in March 2007 was taken from surveys of 2006 compensation prepared by third-party survey companies. These surveys do not allow us to calculate the exact percentile rank of our compensation, but have the advantage of providing more timely and complete data than 2006 proxy filings which include details about 2005 compensation.

Consistent with the Committee’s approach, actual total cash compensation of the Named Executive Officers (other than Ms. Herman and Ms. Rosenblatt) for 2007 generally fell below the median of the total cash compensation paid to executives holding equivalent positions in all three comparator groups. Joan Herman, our former President and Chief Executive Officer, Consumer Business Unit and Executive Vice President, received total cash compensation for 2007 that fell (i) below the median of the total cash compensation paid to executives holding equivalent positions in the Fortune 11-60 and (ii) between the median and 75th percentile of the total cash compensation paid to executives holding equivalent positions in the 23 Major Labor Market Competitors and the direct competitors. Alice Rosenblatt, our former Executive Vice President, Integration and Information Management Officer and Chief Actuary, was in a job that could not be matched to peer group jobs. Ms. Rosenblatt’s compensation was compared to the position of Chief Actuary at a group of large managed care peers; her compensation exceeded the 75th percentile of that group, which was appropriate given her broader responsibilities as Executive Vice President, Integration and Information Management Officer and our larger company size.

At the time 2007 compensation levels were set, 2006 data was not available for our third comparator group, the six largest direct health insurance peers, so only 2005 proxy data for this group could be reviewed. This data was too limited for comparison to the 50th and 75th percentile to be useful and was instead used as additional market data to provide the Committee an alternative view of competitive compensation levels.

For 2007, actual long-term equity grants to the Named Executive Officers were generally above the median allocation (but below the 75th percentile) to named executive officers in the Fortune 11-60, below the median allocation in the 23 Major Labor Market Competitors and below the average allocation of our direct competitors based on prior year proxy data. Benefits and perquisites, which represent a small proportion of the Total Rewards program for our Named Executive Officers were not changed in 2007, and were not reviewed for competitive relativity. Certain benefits, such as the supplemental executive retirement plan benefits, represent previous commitments made to certain Named Executive Officers, and are no longer offered to new executives.

As discussed further below, each Named Executive Officer’s individual pay is based on the Committee’s evaluation of the executive’s experience, level and scope of responsibility, and individual performance. Actual realized compensation may be more or less than the target opportunity resulting from company and individual performance under our Annual Incentive Plan (the “AIP”) and our stock performance relative to the stock performance of companies in the three comparator groups.

Performance Orientation

In line with our objective to pay for performance, a significant portion of a Named Executive Officer’s compensation is tied to individual and company performance.

In 2007, our executive compensation program had four separate levers to recognize and reward individual performance:

•	adjusting base salary to recognize both performance and changes in the scope of an executive’s responsibilities,

•	setting an executive’s annual incentive target as a percent of salary within a competitive target range,

•	adjusting the AIP award based on individual achievements and contributions, and

•	adjusting the size of stock option and restricted stock grants within a competitive range.

Additionally, individual performance is rewarded by providing executives with career growth through challenging assignments and, as positions become available, promotional opportunities.

Most of the total compensation opportunity in our executive compensation package is in the form of variable performance-based pay that is tied to our business results, including:

•

AIP awards, which are based on the extent to which we meet or exceed metrics in our annual operating plan. In addition, if we do not meet or exceed our earnings per share (“EPS”) growth target, then we do not pay any annual incentive awards.

•	Stock options, which are the largest single pay component in our executive compensation package and are only valuable when the price of our stock increases.

•	Performance-based restricted stock units that only vest if we meet or exceed our EPS growth target.

Elements Of Total Rewards

Overview

Our Total Rewards program for executives, including the Named Executive Officers, includes the following financial elements: base salary, annual incentive awards under the AIP, equity awards in the form of stock option and restricted stock awards, broad-based employee benefits, executive benefits and perquisites.

During the last two quarters of each year, we set the broad-based employee salary and benefits programs and budgets, and the Committee reviews and approves the broad-based AIP, equity awards plan, perquisites, and stock ownership guidelines for the following year. These decisions are based on best practice information, competitive market data and operating budget constraints.

During the first quarter of each year, we (or the Committee with respect to all executive officers) review the business and individual performance of each associate, and make decisions with respect to base salary adjustments, determining the AIP awards for the prior year pursuant to the formulas previously established, adjustments to target incentive award percentages of base salary and target incentive levels for the current year, and the size of the stock option and restricted stock awards.

The Committee approved adjustments to the base salaries and target incentive award percentages of base salary of the Named Executive Officers and also determined the equity awards to be granted to such individuals based in part on the Committee’s subjective evaluation of each executive’s performance, as well as our 2006 achievements listed herein, all of which reflect the Named Executive Officers’ individual performance. There is no formulaic or target based assessment for such adjustments, but rather such determinations are based on subjective assessments along with benchmarking information (as previously disclosed). The subjective assessments focused on how the Named Executive Officer’s performance contributed to our performance and achievements (as disclosed herein), as well as other leadership accomplishments. The CEO’s individual performance was evaluated on the following factors: Leadership; Strategic Planning; Getting Results; External Relations; Internal Role Model; Building a Team; and Interaction with the Board of Directors.

With respect to the AIP awards, there is a formulaic assessment established in advance by the Committee. However, as discussed above, the AIP award determined under the established formula is subject to adjustment based on individual performance. The measures and weightings for the 2007 AIP award are set forth below.

These decisions are made as part of a unified process so that all components of pay are reviewed in concert with each other, and as appropriate, decisions about one component can affect decisions regarding the other components of pay. This is intended to ensure that the Total Rewards package for the Named Executive Officers fits with our compensation objectives as described above.

The Committee does not have a specific policy for allocating the amount of compensation among the pay elements (base salary, annual incentive and equity grants), but seeks to target each Named Executive Officer’s total compensation opportunity to the level the Committee considers market competitive and reflective of individual performance.

The Committee exercises discretion in setting base salary, annual incentive targets and awards, equity awards and retention-based awards. When setting compensation for 2007, the Committee reviewed prior year compensation and compensation actions to compare year-over-year pay actions relative to year-over-year performance.

In December 2006, the Committee reviewed comprehensive tally sheets for each Named Executive Officer covering five years of Total Rewards data and realized equity, in addition to current levels of unrealized vested and unvested equity. The review of the tally sheets did not have a direct or specifically identifiable impact in how the compensation decisions discussed herein were made in 2007. Tally sheets are just one of a number of information resources and tools made available to the Committee for its reference and use. Although tally sheets provide good background information for the Committee, they did not result in specific awards for 2007 nor modifications to the implementation of our compensation program. The Committee does not otherwise take into account realized or unrealized compensation in setting future compensation.

Process of Setting Executive Compensation

The Committee meets with the CEO at the beginning of the year to agree upon the CEO’s performance objectives (both individual and company objectives) for the year. The Board also reviews the CEO’s performance objectives for the year. The CEO provides to the Board his/her self-assessment, and the Board evaluates the CEO’s performance based on his/her self-assessment and performance updates. The Committee meets in executive session to review the performance of the CEO based on his/her achievement of the agreed-upon objectives, contribution to our performance and other leadership accomplishments. This evaluation is shared with the CEO and Watson Wyatt and is used by the Committee in setting the CEO’s compensation.

Our other Named Executive Officers do not set their own compensation nor are they present when the Committee sets their specific compensation. Our CEO collects specific performance feedback from the Board with respect to the performance of our other Named Executive Officers, provides his/her performance evaluations of the officers to the Committee, and makes recommendations with respect to base salary and target AIP adjustments, equity awards and any individual performance adjustments to annual AIP awards.

All Named Executive Officers participate in the annual and long-term business planning processes and in recommending to the Committee the AIP measures and targets that result from these processes. These measures and targets impact the compensation of all associates who participate in our AIP.

The Committee, as authorized under its charter, has directly engaged Watson Wyatt to assist in evaluating the CEO’s and executive officers’ compensation. The consultant reports directly to the Committee. The consultant reviews information provided to the Committee and develops its own recommendations with respect to CEO compensation decisions and provides advice to the Committee on the compensation decisions affecting the other Named Executive Officers and on the AIP measures and targets. The consultant regularly participates in Committee meetings and reports on compensation trends and best practices, plan design and the reasonableness of individual compensation awards. The Committee does not provide specific instructions to the consultant, but rather as noted above, the consultant attended Committee meetings and also had informal conversations with members of the Committee to determine compensation objectives. The Committee uses the consultant’s recommendations as one of several factors in reviewing and approving the AIP target measures each year and in determining the compensation decisions affecting the CEO and other Named Executive Officers.

In March 2007, the Committee approved increases to the base salaries of the Named Executive Officers, set target AIP award percentages, and determined the equity awards to be granted to such Named Executive Officers based on, among other things, the following achievements for 2006:

•	We successfully introduced new products and services such as 360° Health and Lumenos consumer driven health plans.

•	Our medical enrollment increased by 467,000 members, an increase of 1.4% from the prior year.

•	We reduced administrative costs as a percentage of operating revenue, as the selling, general and administrative (SG&A) expense ratio declined from 16.3% to 15.7%.

•	We provided health insurance coverage to 380,000 people who had previously been uninsured.

•	We were awarded five new state contracts to manage approximately 500,000 Medicaid managed care lives.

•	We increased EPS by 22% to $4.82.

Base Salary

Base salary provides competitive annual compensation that reflects the scope and nature of basic job responsibilities of our Named Executive Officers. The Committee grants merit-based salary increases and promotional salary increases to recognize increased job responsibilities, if appropriate, to Named Executive Officers based on an individual’s performance, an assessment of whether the current salary is competitive compared to the median and 75th percentile of the market, relative to executives in comparable positions at comparator group companies, and our overall merit increase budget for the year.

We have an annual merit increase program for all associates including the Named Executive Officers to recognize and reward performance and to maintain competitive base salaries. The size of the base salary increases for the Named Executive Officers in March 2007 was consistent with our company-wide merit increase guidelines, formulas and budgets, with an average merit increase of 3.9% for the CEO’s direct reports and 0.0% for the CEO. The merit increase awards, denominated as a percent of prior base salary were as follows: Ms. Braly, 5.2% in her role as Chief Legal and Public Affairs Officer, Mr. Boxer, 4.8%, Ms. Herman, 3.6%, Ms. Rosenblatt, 4.6%, Mr. Glasscock, 0.0%, and Mr. Colby, 4.2%.

Mr. DeVeydt, who was not an executive officer at the time, was awarded a merit increase of 7.5%. Upon his promotion to Chief Financial Officer in June 2007, Mr. DeVeydt was awarded a promotional base salary increase of 39.5% to reflect his increased responsibilities and the higher competitive market price for his new position.

Mr. Boxer also received a promotional base salary increase of 8.8% in March 2007 to recognize his additional responsibilities.

For information on changes in base salary for Mr. Glasscock and Ms. Braly, see “—2007 CEO Compensation Actions.”

Annual Incentives

We sponsor an all-associate AIP with award opportunities earned by meeting or exceeding annual financial targets, membership growth targets and strategic and individual performance goals. This plan is designed to motivate and reward the successful completion of our annual performance goals and to promote our core values including one company, one team.

Each associate is eligible for a target award, denominated as a percentage of base salary. The maximum cash award payable under the AIP is 200% of the target award. If actual performance results exceed the performance required for the 200% of target award, over 3,000 participants, including the Named Executive Officers, are eligible to earn additional equity-based awards of up to 100% of the target. Such equity-based performance awards, if earned, are denominated in restricted stock that vests in three annual installments.

Awards are granted under shareholder approved plans, and are intended to qualify as “performance-based compensation” to permit us to obtain full tax deductibility pursuant to Section 162(m) of the Tax Code.

Annual Incentive Opportunity

In setting the target award percentages for the Named Executive Officers, the Committee considers the competitive data in the comparator group studies, individual performance evaluations and internal equity (the awards of the executives relative to each other). For 2007, the Committee increased the target award percentages for Mr. Boxer and Ms. Herman from 80% to 85% of salary, and for Mr. Colby from 85% to 90% of salary to better align their target bonus opportunities with the competitive data. The Committee did not change the target award percentages of 140% for Mr. Glasscock and 75% for Ms. Rosenblatt set in 2006.

Ms. Braly’s target award percentage was initially increased from 80% to 85% of salary in her role as Chief Legal and Public Affairs Officer and to 120% of salary in June 2007 as a result of her promotion to President and

Chief Executive Officer. Mr. DeVeydt’s target award percentage was initially increased from 55% to 65% of salary in his role as Chief Accounting Officer and to 75% of salary in June 2007 as a result of his promotion to Chief Financial Officer.

2007 AIP Awards

Each of the Named Executive Officers earned an AIP award for 2007 performance based on the formulas set by the Committee. AIP award compensation follows our business strategy. Consequently, the measures and weightings below were selected by the Committee to reward the achievement of our key annual strategies to increase EPS by at least 15%, to profitably increase the size of our customer base, as measured by medical membership growth, specialty product performance, and operating earnings, and to improve the health of our members and their trust in us to take care of their healthcare benefit needs.

The performance targets were based on goals set during our annual business planning process. The business plan is developed based on the business environment, which generally takes into consideration our performance relative to our direct peers, and the AIP targets are set to be congruent with business plan targets.

In order to pay any AIP awards for 2007, we must have achieved an adjusted fully diluted EPS of $5.53 for 2007. This hurdle was met, as reported 2007 EPS was $5.56. For the purpose of determining the awards under the AIP, the Committee adjusted 2007 EPS downward to $5.53 to neutralize the impact of a favorable tax settlement and net realized investment gains.

A fundamental feature of the AIP is that our payments have to fund themselves from the profit levels we generate. The AIP calculated result based on our achievement of the six performance measure goals was 88.2% of target. In 2007, we missed our operating gain goal and did not generate enough profits to fund AIP awards at the 88.2% level after meeting our EPS goal. Instead we were able to accrue and fund an amount sufficient to pay awards of 58.6% of target. This means our awards were adjusted to approximately 66.4% of the original calculated level (88.2% times 66.4% is equal to 58.6%).

The following table shows the calculation of the 2007 AIP awards applicable to each of the Named Executive Officers.

Performance Measure	Target	Result	Award	Weight	Total
Adjusted EPS	$5.53	$5.53	100.0%	40%	40.0%
Medical Membership (in millions)	35.5	34.8	0.0%	15%	0.0%
Specialty Performance (in millions)	486.6	524.2	254.4%	15%	38.2%
Operating Gain incl. Specialty dividends (in millions)	5,868.1	5,508.3	0.0%	20%	0.0%
Member Trust Index	64.8%	64.7%	0.0%	5%	0.0%
Member Health Index	53.32	55.67	200.0%	5%	10.0%

Award as a % of Target				100%	88.2%

Funding Adjustment					66.4%

Total Award as a % of Target					58.6%

Additionally, the Committee retains the discretion to adjust these earned awards to reflect individual performance. There were no such adjustments made to the awards of the Named Executive Officers by the Committee in 2007.

Equity Awards

During 2007, we awarded stock options and/or performance-based restricted stock units to over 3,000 associates, including the Named Executive Officers, to encourage retention, reward performance, promote a long-term business focus and align the interests of associates and shareholders. These stock options and/or performance-based restricted stock units were in addition to any equity-based performance awards that could have been earned under the AIP. The restricted stock units generally have both performance and service vesting requirements. The performance requirement for 2007 was to achieve an adjusted fully diluted EPS of $5.53, the same EPS measure as used in the AIP.

The value of equity awards granted to each Named Executive Officer is based upon company and individual performance, the importance of retaining the services of the executives and the potential for their performance to help us attain our long-term goals. The Committee considers the impact of stock option expensing, as well as our dilution level, in order to strike a balance between promoting our cost competitiveness and maintaining employee incentives.

In 2007, the Committee granted equity awards on March 1 to coincide with the Committee’s Total Rewards review of our Named Executive Officers’ compensation. The date of the Committee meeting is set in advance. It is our intent to continue to grant equity awards during the first week of March each year, based on the same schedule. Additionally, we, or the Committee in the instance of an award to an executive officer, may grant equity awards to certain newly hired or promoted executives and to specific executives as necessary to encourage retention throughout the year. On November 1, 2006, a policy was adopted to require that the grant dates are set for these equity awards as the first business day of the month following the hire, promotion, or decision to provide a retention grant.

As previously reported, in 2007, the Committee determined the aggregate annual stock option and restricted stock award grant size pool for our participants based on (1) share dilution data in relation to our three comparator groups, such that the total grant size represented an average market capitalization adjusted expense and (2) the FAS 123R cost of such grants. These shares were apportioned to participants based on competitive share apportionment data as developed by Watson Wyatt.

Individual stock option and restricted stock awards are determined within guideline ranges based on position and job level, and amounts are set within the ranges based on individual performance and contribution. The awards granted on March 1, 2007 to the Named Executive Officers were all pursuant to and within the guidelines set forth above, and were planned to result in 2007 FAS 123R costs that were lower than the 2006 FAS 123R costs. The stock options and the restricted stock awards granted to the Named Executive Officers for 2007 are detailed on the Grants of Plan Based Awards table beginning on page 43.

The performance-based restricted stock units were earned in accordance with the same funding formula utilized for the AIP as described above. Since our performance-based restricted stock units have to pay for themselves from the profit levels we generate, even though we satisfied the pre-established performance requirement of achieving an adjusted fully diluted EPS of $5.53 for 2007, we did not generate enough profits to pay the full amount of the equity originally granted. Accordingly, 66.4% of the restricted stock units were paid out (subject to three-year vesting), and 33.6% of the units were cancelled in February 2008.

Commencing in April 2005, the Committee set a policy of awarding eight stock options with each share of restricted stock. This policy was based on the recommendations of the Committee’s independent consultant and is intended to provide an appropriate and competitive balance between stock options and full value restricted shares. Based on the FAS 123R fair value of the awards, approximately 70% of the cost of the grant was delivered in stock options that only benefit a participant when the stock price increases, and the remaining 30% was delivered in restricted stock units, a vehicle that we use for its greater employee retention value.

In 2007, the term of our stock options granted was ten years, with vesting in six equal semi-annual installments over the first three years. This vesting schedule has been in place since 2005. The purpose of providing vesting every six months rather than annually is to enhance retention. For example, with a March 1 grant, executives vest a portion of their stock options every March 1 and September 1, and vest in eligibility for their annual incentive payment on December 31 of each year. Additionally, performance-based restricted stock units vest in three annual installments, typically in March of each year.

In addition to the stock option and restricted stock award grants described above, in March 2007 the Committee approved a one-time award to Ms. Braly of 233,333 stock options and 29,167 performance-based restricted stock units, each subject to her being appointed President and Chief Executive Officer in June 2007, to reflect her increased responsibilities. In June 2007, the Committee approved a one-time award to Mr. DeVeydt of 13,333 stock options and 1,667 performance-based restricted stock units in connection with his promotion to Chief Financial Officer to reflect his increased responsibilities. In August 2007, the Committee implemented a performance-based incentive program for Ms. Rosenblatt with potential restricted stock units and cash awards if certain performance criteria were met and if Ms. Rosenblatt remained employed through at least June 30, 2008. Ms. Rosenblatt retired effective as of February 29, 2008, and consequently, no cash awards were paid pursuant to that program and the restricted stock units were forfeited.

2007 CEO Compensation Actions

As a result of his planned retirement, Mr. Glasscock received no adjustment to his base salary or AIP target award for 2007. He was awarded 320,000 stock options and 40,000 performance-based restricted stock units in March 2007. In accordance with his employment agreement, based on a June 1, 2007 retirement, 133,333 stock options and 16,667 performance-based restricted stock units (of which 5,600 were subsequently cancelled in February 2008 based on the 2007 performance results described above) will continue to vest over a three-year period and the remaining portions of the grants were cancelled.

Mr. Glasscock continues to serve the Board as its non-executive Chairman, in accordance with the succession plan approved by the Board. For a discussion of Mr. Glasscock’s compensation as Chairman of the Board, see “Compensation of Non-Employee Directors.”

Ms. Braly succeeded Mr. Glasscock as President and Chief Executive Officer effective June 1, 2007. In connection with Ms. Braly’s promotion, we entered into an employment agreement with her, dated as of February 24, 2007 and effective as of June 1, 2007, which replaced her previous employment agreement. Her new employment agreement has a term of three years, which term will then be extended each day by one day until a date that is the first annual anniversary of the first date on which either party gives the other notice of non-renewal. Ms. Braly also became a member of the Board commencing June 1, 2007.

Effective as of June 1, 2007, Ms. Braly’s base annual salary was increased to $1,100,000 and her AIP target was increased to 120% of her base salary. Ms. Braly is eligible to participate in our equity incentive plans on a basis commensurate with her position, her performance and the competitive data in the comparator groups all determined by the Committee in its sole discretion. The stock option and performance-based restricted stock unit awards pursuant to this promotion are described above under “Equity Awards” and are detailed on the Grants of Plan Based Awards table beginning on page 43.

Broad-Based Employee Benefits

Our Named Executive Officers generally participate in the broad-based employee benefits programs under the same terms and conditions as other associates. These benefit offerings include a medical plan with higher associate contributions for more highly paid associates such that Named Executive Officers pay 75% of the cost of the coverage. Other broad-based employee benefits include a dental plan, disability benefits, wellness benefits, life and accidental death and dismemberment insurance, business travel accident insurance, a 401(k) retirement savings plan, retiree healthcare benefits, a cash balance pension plan for associates who meet age and service criteria, an employee stock purchase plan and paid time off for holidays, vacations, illnesses, bereavement leave, jury duty and military service.

Executive Benefits

Executives, including the Named Executive Officers, participate in a deferred compensation program that is subject to Section 409A of the Tax Code. Under this program, described beginning on page 56, a participant may defer receipt of salary and annual incentive compensation and continue to receive pension and 401(k) credits for compensation above Tax Code earnings limits. We offer this plan to provide executives with the same company-paid retirement savings opportunities, denominated as a percent of salary, as the rest of the workforce, and under the same terms and conditions as the underlying all-associate plans. Participants choose among a subset of the market-based investments provided to all associates in the 401(k) retirement savings plan, and their account balances increase or decrease in accordance with the performance of the selected investments.

Certain Named Executive Officers also participate in a supplemental executive retirement plan (a “SERP”). Mr. Glasscock had been eligible for this benefit since 1998, as described on page 60. This SERP was a key element in attracting him to the Company. Mr. Colby, Ms. Herman and Ms. Rosenblatt became eligible for this benefit as part of a retention program implemented by their predecessor employer, WHN. This plan is described beginning on page 58. We do not currently offer a SERP to Ms. Braly, our President and Chief Executive Officer, or to new participants.

Ms. Braly has an account balance and was a participant in the RightCHOICE SERP as described beginning on page 58. This plan has been frozen since 2001, and there are no future benefit contributions or accruals to the plan.

Perquisites

Executive perquisites are a small but important part of our competitive executive compensation package. As described on page 55, we offer a limited set of perquisites to all Named Executive Officers. These perquisites do not include personal use of private aircraft or memberships in country clubs. The Committee reviews the perquisite program annually.

Additional Compensation Policies

Stock Ownership Guidelines

We have stock ownership guidelines for all executives, including the Named Executive Officers. The ownership guideline is a multiple of the executive’s base salary and the executive has five years to meet the guideline. The stock ownership guideline for Mr. Boxer, Mr. DeVeydt, Ms. Herman, and Ms. Rosenblatt is three (3) times base salary. The stock ownership guideline for Ms. Braly is five (5) times base salary. For the purposes of this program, all shares directly or supplementally owned, as detailed beginning on page 15, with the exception of unexercised stock options are included in the calculation. The Committee reviews the extent to which our executives have complied with the guidelines. All of our executives who are subject to the guidelines, including our Named Executive Officers, own sufficient shares to meet their ownership guidelines.

In addition, as part of the WellPoint, Inc. Statement of Company Policy Regarding Securities Transactions by Company Personnel, all associates, including the Named Executive Officers, are prohibited from participating in any hedging transactions whereby the individual continues to own our stock but without the full risks and rewards of ownership.

Severance and Change in Control Arrangements

Our Named Executive Officers are entitled to severance upon termination without cause by us pursuant to a program approved by the Committee in 2005. We believe that a severance program is needed to attract the executives that we need to achieve our business goals.

To be eligible for these benefits, executives generally agree to restrictive covenants including non-compete, non-solicitation of associates or customers, non-disparagement and confidentiality covenants, which protect us from the competitive disadvantage that would result from losing executive talent to competitors. Additionally, in order to receive benefits, executives are generally required to release any prior claims against us.

Mr. Glasscock was eligible for these benefits pursuant to his employment agreement as described beginning on page 60, but did not receive any of these benefits as a result of his voluntary retirement. Ms. Braly is eligible for these benefits pursuant to her employment agreement as described beginning on page 58. Mr. Boxer and Mr. DeVeydt are eligible for severance benefits pursuant to the Executive Agreement Plan as described beginning on page 61.

Mr. Colby, Ms. Herman, and Ms. Rosenblatt were eligible for benefits resulting from qualifying terminations through November 30, 2007, pursuant to their predecessor employer’s WellPoint Health Networks Inc. Officer Change In Control Plan (the “WHN Officer Change in Control Plan”) as described beginning on page 63. The term of the WHN Officer Change in Control Plan has expired and none of these Named Executive Officers received any benefits thereunder.

Mr. Colby did not receive any severance pay when he resigned on May 30, 2007.

Change in control severance benefits are paid pursuant to a double-trigger, which means that to receive such benefits employment must terminate both: (1) as a result of a qualifying termination of employment, and (2) after a change in control as detailed in the agreements described above and in “Compensation Plans—Employment Agreements” and “Compensation Plans—Other Executive Severance Arrangements.”

The Named Executive Officers are eligible for reimbursement and full gross-up of any excise taxes imposed on them after a change in control pursuant to Section 4999 of the Tax Code. The Committee has determined that the benefits that may accrue to an executive after a change in control are competitive, and that, since the golden parachute formulas impact executives unevenly based on past events, a policy to reduce such awards is not appropriate.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Compensation Committee

William J. Ryan, Chairperson

Sheila P. Burke

Jane G. Pisano

Senator Donald W. Riegle, Jr.

Jackie M. Ward

Summary Compensation Table

The following table sets forth the compensation paid or earned by each of our Named Executive Officers for the years ended December 31, 2007 and, where applicable, December 31, 2006.

Name & Principal Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compen- sation ($)(4)		Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(5)			All Other Compen- sation ($)(6)		Total ($)
Angela F. Braly President & CEO	2007		$922,269		$0		$2,160,159		$5,240,149		$588,311		$3,706			$179,677		$9,094,271
Wayne S. DeVeydt EVP and Chief Financial Officer	2007		$515,862		$0		$1,083,855		$1,412,971		$215,424		$0			$80,240		$3,308,352
Mark L. Boxer President & CEO Operations, Technology, Government Services Business Unit and EVP	2007		$693,654		$0		$1,562,118		$2,163,927		$345,509		$11,764			$101,036		$4,878,008
Joan E. Herman Former President & CEO, Consumer Business Unit and EVP	2007 2006	$ $	705,194 627,301	$ $	0 941,925	$ $	1,206,861 2,128,071	$ $	2,199,500 1,801,216	$ $	351,257 416,127	$ $	822,782 416,161		$ $	114,386 223,944	$ $	5,399,980 6,554,745
Alice F. Rosenblatt Former EVP, Integration Planning & Implementation & Chief Actuary	2007 2006	$ $	565,173 540,202	$ $	0 857,540	$ $	999,760 2,059,675	$ $	1,647,791 2,145,195	$ $	248,394 451,501	$ $	729,139 415,428		$ $	105,949 182,245	$ $	4,296,206 6,651,786
Larry C. Glasscock Chairman and Former President & CEO	2007 2006	$ $	570,000 1,290,385	$ $	0 0	$ $	1,377,840 4,192,308	$ $	4,155,120 11,740,091	$ $	467,628 2,013,206	$ $	2,061,482 4,320,893	(7)	$ $	979,432 329,286	$ $	9,611,502 23,886,169
David C. Colby. Former Vice Chairman, Chief Financial Officer and EVP	2007 2006	$ $	315,852 703,295	$ $	0 1,129,610	$ $	0 2,511,731	$ $	0 2,671,357	$ $	0 666,190	$ $	618,011 472,944		$ $	203,846 259,950	$ $	1,137,709 8,415,077

(1)

For Ms. Herman, Ms. Rosenblatt and Mr. Colby, the amounts in this column represent the merger completion bonus paid in 2006 under the WHN Officer Change in Control Plan. See “Compensation Plans—Other Executive Severance Arrangements—WellPoint Health Networks Inc. Officer Change in Control Plan.”

(2)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the respective year, in accordance with FAS 123R (except disregarding the estimated forfeitures related to service-based vesting conditions) of stock awards pursuant to our stock incentive plans and thus may include amounts from stock awards granted in and prior to the respective year. The 2007 amount for Mr. Glasscock was reduced to reflect the forfeiture of a portion of his 2007 grant due to his retirement. The 2007 amount for Mr. Colby was reduced to reflect the forfeiture of all unvested shares due to his resignation.

(3)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the respective year in accordance with FAS 123R (except disregarding the estimated forfeitures related to service-based vesting conditions) of stock option awards pursuant to our stock incentive plans and thus include amounts from stock option awards granted in and prior to the respective year. The assumptions used in the calculation of the grant date fair value of the options were as follows:

Awards Granted In	Dividend Yield	Volatility	Expected Life	Risk-Free Interest Rate
2007	0.00%	22.00%	4.4 years	4.56%
2006	0.00%	26.00%	5.0 years	4.59%
2005	0.00%	28.00%	3.8 years	4.09%
2004 (to Mr. Glasscock)	0.00%	37.00%	4.5 years	3.56%
2004 (to Mr. Colby to convert pre-merger WHN options)	0.00%	33.00%	2.9 years	3.07%
2003 (to Mr. Glasscock)	0.00%	46.00%	4.3 years	2.60%

The 2007 amount for Mr. Glasscock was reduced to reflect the forfeiture of a portion of his 2007 grant due to his retirement. The 2007 amount for Mr. Colby was reduced to reflect the forfeiture of all unvested shares due to his resignation.

(4)

The amounts in this column represent cash Annual Incentive Plan (“AIP”) awards earned during the reported year which were paid in the following year. All 2007 awards were earned at 58.6% of target. 2006 AIP awards for Mr. Glasscock, Mr. Colby and Ms. Rosenblatt were earned at 111.44% of the target award; Ms. Herman’s award was earned at 82.92% of the target award. The AIP is discussed in further detail on page 35.

(5)

The amounts in this column reflect the increase in the actuarial present value of the Named Executive Officer’s benefits under all pension plans established by us from such pension plans’ applicable measurement date used for financial statement reporting purposes with respect to our audited financial statements. These amounts were determined using discount rate, lump sum interest rate, post-retirement mortality rates and payment distribution assumptions consistent with those used in our financial statements and include amounts which the Named Executive Officers may not currently be entitled to receive because such amounts are not vested. We do not provide any above market returns on deferred compensation so no deferred compensation earnings are included.

(6)

The amounts in this column for 2007 include cash and reimbursements as part of the WellPoint Directed Executive Compensation Plan (“DEC”), as described on page 55, and the cost of an executive physical, as detailed in the following table:

Name	DEC Cash	DEC Reimbursements	Executive Physical
Angela F. Braly	$37,000	$13,000	$990
Wayne S. DeVeydt	$24,000	$9,179	$1,400
Mark L. Boxer	$30,000	$450	$0
Joan E. Herman	$30,000	$14,950	$2,155
Alice F. Rosenblatt	$30,000	$14,950	$0
Larry C. Glasscock	$17,500	$14,262	$0
David C. Colby	$15,000	$6,230	$0

The amount shown above as “DEC cash” is the amount of cash actually paid to the Named Executive Officer as cash credits under the DEC in 2007. The DEC reimbursements and executive physical amounts are the actual amounts paid to each provider of the benefits or reimbursed to the Named Executive Officer in 2007.

The remaining perquisites and personal benefits received by the Named Executive Officers included in this column for 2007 consist of:

•	For Mr. Glasscock:

–	$231,388 cash in lieu of paid time off earned and not used at the time of his retirement;

–	$55,417 covering the first seven months of a two-year office support stipend under Mr. Glasscock’s employment agreement; and

–	$5,239 for a retirement gift.

•	For Ms. Braly, $40,434 as reimbursement for legal services related to her employment agreement.

•	Ms. Braly, Ms. Herman, Mr. DeVeydt and Mr. Boxer each had guests accompany them on business travel on the corporate aircraft at no additional incremental cost to us.

•	For Mr. Colby, $116,692 cash in lieu of paid time off earned and not used at the time of his resignation.

The amounts in this column also include matching contributions made by us under the applicable 401(k) and deferred compensation plans in 2007. These amounts are detailed in the following table:

Name	401(k) Match	Deferred Comp Match
Angela F. Braly	$10,307	$77,946
Wayne S. DeVeydt	$13,500	$32,161
Mark L. Boxer	$13,500	$57,086
Joan E. Herman	$8,915	$58,366
Alice F. Rosenblatt	$13,499	$47,500
Larry C. Glasscock	$13,500	$155,376
David C. Colby	$13,500	$52,424

The amount in this column also includes $486,750 of compensation paid to Mr. Glasscock for services as the non-executive Chairman of the Board commencing on June 1, 2007.

(7)

The amount includes $318,600 of above market interest paid to Mr. Glasscock pursuant to his employment agreement as a result of a delayed payment of his replacement ratio SERP provided for thereunder. See “Compensation Plans—Employment Agreements—Larry C. Glasscock”.

Grants of Plan Based Awards

Name	Grant Date		Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)						Estimated Possible Payouts Under Equity Incentive Plan Awards (#)						All Other Option Awards: Number of Securities Underlying Options (#)		Exercise Price of Option Awards ($/ Share)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
				Threshold		Target		Maximum		Threshold		Target		Maximum

Angela F. Braly	—		—	$50,197	(1)	$1,003,944	(1)	$2,007,888	(1)	0	(1)	0	(1)	11,444	(1)

	3/1/2007	(4)	3/1/2007							0		51,667	(5)	51,667	(5)				$4,175,210

	3/1/2007	(6)	3/1/2007													413,333	(7)	$80.81	$8,989,993

Wayne S. DeVeydt	—		—	$18,381	(1)	$367,618	(1)	$735,236	(1)	0	(1)	0	(1)	4,190	(1)

	3/1/2007	(4)	3/1/2007							0		7,733		7,733					$624,904

	3/1/2007	(6)	3/1/2007													61,867		$80.81	$1,345,607

	7/2/2007	(8)	6/5/2007							0		1,667		1,667					$135,144

	7/2/2007	(8)	6/5/2007													13,333		$81.07	$290,926

Mark L. Boxer	—		—	$29,480	(1)	$589,605	(1)	$1,179,210	(1)	0	(1)	0	(1)	6,721	(1)

	3/1/2007	(4)	3/1/2007							0		10,000		10,000					$808,100

	3/1/2007	(6)	3/1/2007													80,000		$80.81	$1,740,000

Joan E. Herman	—		—	$29,971	(1)	$599,415	(1)	$1,198,830	(1)	0	(1)	0	(1)	6,833	(1)

	3/1/2007	(4)	3/1/2007							0		10,000		10,000					$808,100

	3/1/2007	(6)	3/1/2007													80,000		$80.81	$1,740,000

Alice F. Rosenblatt	—		—	$21,194	(1)	$423,880	(1)	$847,760	(1)	0	(1)	0	(1)	4,832	(1)

	3/1/2007	(4)	3/1/2007							0		8,333		8,333					$673,390

	3/1/2007	(6)	3/1/2007													66,667		$80.81	$1,450,007

	9/4/2007	(9)	8/8/2007							0		6,500		6,500					$530,920

Larry C. Glasscock(10)	—		—	$39,900	(1)	$798,000	(1)	$1,596,000	(1)	0	(1)	0	(1)	9,096	(1)

	3/1/2007	(4)	3/1/2007							0		40,000		40,000					$3,232,400

	3/1/2007	(6)	3/1/2007													320,000		$80.81	$6,960,000

David C. Colby	—		—	$0	(11)	$0	(11)	$0	(11)	0	(11)	0	(11)	0	(11)

	3/1/2007	(4)	3/1/2007							0		32,500	(11)	32,500	(11)				$2,626,325

	3/1/2007	(6)	3/1/2007													140,000	(11)	$80.81	$3,045,000

(1)

These columns show the range of payouts targeted for 2007 performance under the AIP. The cash payouts for 2007 performance were made in March 2008 and are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” The plan includes various measures of our performance, which each have a different weight and an independent threshold performance level. For three measures, there is no payment for performance below the target for such measure. For three measures, there is a 50% payout for performance at a threshold level for such measure. If there is no payment on one or more measures, a payment can still be earned based on performance against the other measures. The threshold payment shown in this column assumes the Named Executive Officer met the threshold for only the lowest weighted performance measure. This payment would be 5% of the target payout. The maximum cash payment is 200% of target; the maximum total payment under the plan is 300% of target, with any payment above 200% of target made in restricted stock under the WellPoint 2006 Incentive Compensation Plan. The maximum equity award was estimated based on the closing price on December 31, 2007 of $87.73. Because none of the Named Executive Officers achieved more than 200% of target under the plan in 2007, no restricted stock was granted for 2007 performance under the AIP.

(2)	All options were granted at an exercise price equal to the fair market value based on the closing market value of our common stock on the NYSE on the date of grant.

(3)

The grant date fair value of these awards was calculated in accordance with FAS 123R. There is no assurance that the value realized by an executive, if any, will be at or near the amounts shown in this column. These amounts do not reflect the cancellation in February 2008 of 33.4% of the restricted stock units awarded in 2007, as explained in footnote 4.

(4)

Represents the target number of restricted stock units granted to each Named Executive Officer under the WellPoint 2006 Incentive Compensation Plan in March 2007. These restricted stock units were subject to cancellation if our adjusted EPS target for 2007 was not met or if we did not generate enough profits to pay the full target number of units. The Compensation Committee determined that the adjusted EPS target had been met on February 6, 2008, but we did not generate enough profits to pay the target number in full. Accordingly, only 66.4% of the target number was paid out (subject to three-year vesting). 33.4% of the restricted stock units were cancelled, as follows: Ms. Braly, 17,360; Mr. DeVeydt, 2,598; Mr. Boxer, 3,360; Ms. Herman, 3,360; and Ms. Rosenblatt, 2,800. For the target number of restricted stock units granted to Mr. Glasscock and Mr. Colby for 2007 that were cancelled or forfeited, see footnotes 10 and 11, respectively.

(5)

Includes 10,000 restricted stock units granted to Ms. Braly as an annual grant in her capacity as General Counsel; 12,500 restricted stock units granted to Ms. Braly as an annual grant in her capacity as President and Chief Executive Officer; and 29,167 restricted stock units as a one-time award, in connection with her promotion to President and Chief Executive Officer in June 2007. As described in footnote 4 above, 66.4% of the target number of restricted stock units was paid out and 17,360 were cancelled.

(6)	Represents the number of stock options granted to each Named Executive Officer as an annual grant under the WellPoint 2006 Incentive Compensation Plan.

(7)

Includes 80,000 stock options granted to Ms. Braly as an annual grant in her capacity as General Counsel; 100,000 stock options granted to Ms. Braly as an annual grant in her capacity as President and Chief Executive Officer; and 233,333 stock options as a one-time award, in connection with her promotion to President and Chief Executive Officer in June 2007.

(8)

Mr. DeVeydt was promoted to Chief Financial Officer and Executive Vice President in June 2007. These additional grants were made under the WellPoint 2006 Incentive Compensation Plan in recognition of his increased responsibilities for the remainder of the year. As described in footnote 4 above, 66.4% of the target number of restricted stock units was paid out and 560 were cancelled.

(9)

Represents the number of restricted shares granted to Ms. Rosenblatt as a special award under the WellPoint 2006 Incentive Compensation Plan. These shares were forfeited when Ms. Rosenblatt retired on February 29, 2008.

(10)

Mr. Glasscock retired on May 31, 2007. Under the terms of his stock awards, as a retiree, a prorated portion (5/12ths) of his 2007 grant will continue to vest. Therefore, 23,333 of the target number of restricted stock units granted to him in March 2007 were forfeited upon his retirement, 11,067 were paid out to him in February 2008 and 5,600 were cancelled as described in footnote 4 above. He was also eligible for a prorated share of his AIP award for 2007. See the column of the Summary Compensation Table titled “Non-Equity Incentive Plan Compensation” for the actual payout to Mr. Glasscock under the AIP for 2007.

(11)	Mr. Colby resigned on May 30, 2007. Under the terms of his stock awards, all unvested awards were cancelled. He also became ineligible for any Non-Equity Incentive Plan Award.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/ Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Angela F. Braly					51,460	$4,514,586	51,667	$4,532,746
	15,640	0	$32.055	8/10/13
	49,600	0	$41.030	1/25/14
	83,333	16,667	$63.360	4/4/15
	39,999	40,001	$76.590	3/1/16
	0	40,000	$75.130	11/1/16
	29,999	383,334	$80.810	3/1/17

Wayne S. DeVeydt					30,296	$2,657,868	9,400	$824,662
	26,666	5,334	$63.360	4/4/15
	30,000	30,000	$76.590	3/1/16
	10,311	51,556	$80.810	3/1/17
	0	13,333	$81.070	7/2/17

Mark L. Boxer					30,027	$2,634,269	10,000	$877,300
	13,334	0	$44.180	5/17/14
	13,334	13,334	$63.360	4/4/15
	12,222	36,667	$76.590	3/1/16
	0	40,000	$75.130	11/1/16
	13,333	66,667	$80.810	3/1/17

Joan E. Herman					11,374	$997,841	10,000	$877,300
	1,930	0	$61.030	1/31/11
	18,850	0	$61.030	2/6/12
	25,854	0	$66.500	2/4/13
	29,010	0	$61.030	2/4/13
	16,696	0	$61.030	1/25/14
	83,333	16,667	$63.360	4/4/15
	39,999	40,001	$76.590	3/1/16
	13,333	66,667	$80.810	3/1/17

Alice F. Rosenblatt(5)	17,216	0	$66.500	2/10/09	9,556	$838,348	14,833	$1,301,299
	25,678	0	$66.500	2/10/10
	10,000	0	$66.500	6/3/11
	33,640	0	$66.500	2/6/12
	75,195	0	$50.665	2/6/12
	3,628	0	$27.550	2/4/13
	20,657	0	$66.500	2/4/13
	24,800	0	$41.030	1/25/14
	66,666	13,334	$63.360	4/4/15
	33,333	33,334	$76.590	3/1/16
	11,111	55,556	$80.810	3/1/17

Larry C. Glasscock					46,020	$4,037,335	16,667	$1,462,196
	93,335	0	$35.850	5/31/10
	400,000	0	$44.180	5/31/10
	333,333	66,667	$63.360	5/31/12
	159,999	160,001	$76.590	5/31/12
	53,333	80,000	$80.810	5/31/12
David C. Colby	0	0	N/A	N/A	0	$0	0	$0

(1)	The vesting schedule is shown below based on the expiration dates of the above grants:

Option Expiration Date	Vesting Schedule
5/31/12	66,667 with an option exercise price of $63.36 vested on April 4, 2008; 160,001 with an option exercise price of $76.59 vest in equal installments on March 1, 2008, September 1, 2008 and March 1, 2009; 80,000 with an option exercise price of $80.81 vest in equal installments on March 1, 2008, September 1, 2008, March 1, 2009, September 1, 2009 and March 1, 2010
4/4/2015	All remaining vested on April 4, 2008
3/1/2016	Vest in equal installments on March 1, 2008, September 1, 2008 and March 1, 2009
11/1/2016	Vest in equal installments on November 1, 2008 and November 1, 2009
3/1/2017	Vest in equal installments on March 1, 2008, September 1, 2008, March 1, 2009, September 1, 2009 and March 1, 2010, with the exception that 233,333 of Ms. Braly’s outstanding shares vest in two equal installments on March 1, 2009 and March 1, 2010
7/2/2017	Vest in equal installments on January 2, 2008, July 2, 2008, January 2, 2009, July 2, 2009, January 2, 2010 and July 2, 2010

(2)	The vesting dates for the number of shares of common stock underlying unvested restricted stock grants are shown below:

Name	Vesting Date	Number of Shares
Angela F. Braly	2/24/2008	20,000
	3/1/2008	3,646
	4/4/2008	4,167
	11/1/2008	10,000
	3/1/2009	3,647
	11/1/2009	10,000
Wayne S. DeVeydt	3/1/2008	2,648
	3/7/2008	25,000
	3/1/2009	2,648
Mark L. Boxer	3/1/2008	3,346
	4/4/2008	3,334
	11/1/2008	10,000
	3/1/2009	3,347
	11/1/2009	10,000
Joan E. Herman	3/1/2008	3,603
	4/4/2008	4,167
	3/1/2009	3,604
Alice F. Rosenblatt(a)	3/1/2008	3,111
	4/4/2008	3,334
	3/1/2009	3,111
Larry C. Glasscock	3/1/2008	14,676
	4/4/2008	16,667
	3/1/2009	14,677

(a)	An additional 4,316 unvested shares were forfeited by Ms. Rosenblatt upon her retirement on February 29, 2008.

(3)	These amounts are calculated by multiplying $87.73, the closing price of our common stock on December 31, 2007, by the applicable number of shares.

(4)

Represents the target number of restricted stock units granted to our Named Executive Officers in 2007. These restricted stock units were subject to cancellation if our adjusted EPS target for 2007 was not met or if we did not generate enough profits to pay the full target number of units. As discussed in footnote 4 to the Grants of Plan Based Awards table on page 44, in February 2008 66.4% of the target number of restricted stock units was paid out (subject to three-year vesting), and the remaining 33.4% of the restricted stock units were cancelled. For Mr. Glasscock, the amount does not include the 23,333 of the restricted stock units granted to him in 2007 that were forfeited upon his retirement. The restricted stock units that were paid out in February 2008 vest in three equal annual installments beginning on March 1, 2008, except for the 19,367 restricted stock units paid out to Ms. Braly in connection with her promotion, which vest in two annual installments beginning on March 1, 2009.

(5)

Based on Ms. Rosenblatt’s retirement on February 29, 2008, she will have until the earlier of the option expiration date shown here or five years after her retirement date to exercise any outstanding options.

Option Exercises and Stock Vested in 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Angela F. Braly	0	$0	30,035	$2,430,084
Wayne S. DeVeydt	0	$0	27,647	$2,207,904
Mark L. Boxer	51,110	$729,111	26,678	$2,230,282
Joan E. Herman	46,300	$1,434,810	39,837	$3,278,137
Alice F. Rosenblatt.	0	$0	33,109	$2,717,770
Larry C. Glasscock	466,665	$21,069,112	31,342	$2,561,914
David C. Colby	2,038,322	$101,914,542	17,136	$1,360,107

(1)	Includes the following shares:

•	Shares that vested pursuant to grants made at the time of promotion of the executive:

Angela F. Braly	20,000 shares
Wayne S. DeVeydt	25,000 shares

•	Shares that vested pursuant to grants made at the time of the merger of WHN:

Mark L. Boxer	20,000 shares
Joan E. Herman	25,000 shares
Alice F. Rosenblatt	20,000 shares

•	Shares that vested within the Deferred Compensation Plan, the value of which are also included in the Nonqualified Deferred Compensation table on page 50:

Angela F. Braly	2,223 shares
Joan E. Herman	7,067 shares
Alice F. Rosenblatt	6,667 shares
David C. Colby	7,067 shares

•	Shares that vested from the 2005 annual grant of restricted stock:

Angela F. Braly	4,167 shares
Mark L. Boxer	3,333 shares
Joan E. Herman	4,167 shares
Alice F. Rosenblatt	3,333 shares
Larry C. Glasscock	16,667 shares
David C. Colby	5,417 shares

•	Shares that vested from the 2006 annual grant of restricted stock:

Angela F. Braly	3,333 shares
Wayne S. DeVeydt	2,500 shares
Mark L. Boxer	3,055 shares
Joan E. Herman	3,333 shares
Alice F. Rosenblatt	2,777 shares
Larry C. Glasscock	13,333 shares
David C. Colby	4,166 shares

•	Shares that vested from the restricted stock award granted under the 2005 Annual Incentive Plan:

Angela F. Braly	312 shares
Wayne S. DeVeydt	147 shares
Mark L. Boxer	290 shares
Joan E. Herman	270 shares
Alice F. Rosenblatt	332 shares
Larry C. Glasscock	1,342 shares
David C. Colby	486 shares

(2)	Amounts are calculated by multiplying the number of shares vesting by the market value of our common stock on the vesting date.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of our Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, under each of the specified plans, computed as of September 30, 2007, the same pension plan measurement date used for financial reporting purposes with respect to our 2007 audited financial statements. Information regarding the specified plans can be found under the heading “Compensation Plans” beginning on page 53.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During the Last Fiscal Year ($)
Angela F. Braly	WellPoint Cash Balance Pension Plan(2)	5.00	$46,459	$0
	Supplemental Pension Benefit portion of the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan(2)	5.00	5,727	5,335
	RightCHOICE Managed Care, Inc. Supplemental Executive Retirement Plan	3.34	37,289	0

	Total		$89,475	$5,335

Wayne S. DeVeydt	None		$0	$0

	Total		$0	$0

Mark L. Boxer	WellPoint Cash Balance Pension Plan(2)	5.08	$31,483	$0
	Supplemental Pension Benefit portion of the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan(2)	5.08	83,240	0

	Total		$114,723	$0

Joan E. Herman	WellPoint Cash Balance Pension Plan(2)	6.00	$42,271	$0
	Supplemental Pension Benefit portion of the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan(2)	6.00	169,193	0
	WellPoint Health Networks Inc. Supplemental Executive Retirement Plan(3)	12.33	3,917,616	0

	Total		$4,129,080	$0

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During the Last Fiscal Year ($)
Alice F. Rosenblatt(4)	WellPoint Cash Balance Pension Plan	17.75	$98,394	$0
	Supplemental Pension Benefit portion of the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan	17.75	399,409	0
	WellPoint Health Networks Inc. Supplemental Executive Retirement Plan(3)	21.00	4,997,605	0

	Total		$5,495,408	$0

Larry C. Glasscock(4), (5)	WellPoint Cash Balance Pension Plan	13.67	$0	$105,900
	Supplemental Pension Benefit portion of the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan	13.67	535,426	876,714
	Replacement Ratio SERP Benefit pursuant to the Employment Agreement between Larry C. Glasscock and WellPoint, Inc.	13.67	26,647,673	0

	Total		$27,183,099	$982,614

David C. Colby	WellPoint Cash Balance Pension Plan(2)	7.00	$49,962	$0
	Supplemental Pension Benefit portion of the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan(2)	7.00	273,821	0
	WellPoint Health Networks Inc. Supplemental Executive Retirement Plan(3)	12.75	4,265,309	0

	Total		$4,589,092	$0

(1)

Assumptions used in the calculation of the amounts in this column are included in Note 17 to our audited consolidated financial statements for the year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the SEC on February 21, 2008.

(2)

The number of years of credited service under these plans is approximately two to four years less than the Named Executive Officer’s years of actual service, because the predecessor plans were frozen for certain participants. There is no resulting increase in benefits from the reduced number of years of credited service.

(3)

The number of years of credited service under this plan is approximately three years more than the number of years of actual service for these Named Executive Officers because of a change in control under the WHN Officer Change in Control Plan. The amount shown in the Present Value of Accumulated Benefit column in this table includes the following amounts associated with these additional years of credited service:

Joan E. Herman	$1,626,396
Alice F. Rosenblatt	$1,181,024
David C. Colby	$1,796,387

(4)	The Named Executive Officer is eligible for early retirement under the plans listed.

(5)

Mr. Glasscock received a single sum payment of $26,907,722 in December 2007 equal to the entire value of his Replacement Ratio SERP benefit pursuant to the Employment Agreement between Larry C. Glasscock and WellPoint, Inc. In December 2007, he also received $539,190, which was the remainder of his Supplemental Pension Benefit portion of the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan. Pursuant to the terms of the plans, Mr. Glasscock received an additional 5.75 years of credited service which reflects the number of years of employment he earned at another Blue Cross Blue Shield licensee. The amounts shown in the Present Value of Accumulated Benefit column in this table includes $419,535, in aggregate, associated with these additional years of credited service.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year(1) ($)	WellPoint Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions(3) ($)	Aggregate Balance at Last Fiscal Year End(4) ($)
Angela F. Braly	$131,589	$77,946	$172,045	$539,075	$2,753,069
Wayne S. DeVeydt	$46,871	$32,161	$6,038	$0	$178,361
Mark L. Boxer	$95,818	$57,086	$52,648	$0	$836,485
Joan E. Herman	$107,845	$58,366	$842,638	$626,115	$9,259,331
Alice F. Rosenblatt.	$47,500	$101,801	$117,056	$786,674	$2,330,777
Larry C. Glasscock	$155,376	$302,355	$645,055	$16,380,567	$0
David C. Colby	$52,424	$52,424	$694,260	$4,070,789	$5,732,296

(1)	These amounts are also included in the Salary and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table on page 40.

(2)

These amounts are also included in the All Other Compensation column of the Summary Compensation Table on page 40. In addition, the following amounts included in this column represent our contribution to the supplemental pension portion of the Deferred Compensation Plan and are also included in the Present Value of Accumulated Benefit column of the Pension Benefits table beginning on page 48:

Alice F. Rosenblatt	$54,300
Larry C. Glasscock	$146,980

(3)

Includes the distribution of shares of restricted stock that were placed in the Deferred Compensation Plan on January 26, 2004. These shares are also reflected in the Stock Awards columns on the Option Exercises and Stock Vested in 2007 table on page 47. The amount of the distribution that was also reported in that table is:

Angela F. Braly	$168,904
Joan E. Herman	$536,951
Alice F. Rosenblatt	$506,559
David C. Colby	$536,951

(4)

Includes the supplemental pension portion of the Deferred Compensation Plan. This balance is also reported in the Pension Benefits table beginning on page 48. The amount of the balance that was also reported in that table is:

Angela F. Braly	$5,727
Mark L. Boxer	$83,240
Joan E. Herman	$169,193
Alice F. Rosenblatt	$399,409
Larry C. Glasscock	$535,426
David C. Colby	$273,821

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments and benefits that the Named Executive Officers would be entitled upon the occurrence of various events involving a termination of employment. The Named Executive Officers would also be entitled to vested benefits and generally available benefits under our various plans and arrangements, as discussed after the following table. The following includes payments and benefits payable under plans, agreements and arrangements currently in effect, but it is always possible that different arrangements could be negotiated in connection with an actual termination of employment or change in control. Further, the amounts shown are estimates and are based on numerous assumptions, including that employment terminated on December 31, 2007 (i.e., the last business day in 2007 on which securities were traded on the NYSE). Therefore, the actual amounts of the payments and benefits that would be received by the Named Executive Officers for any of these events could be more or less than the amounts set forth below, and can only be determined at the time of an actual termination of employment event.

	Cash Severance	AIP Award for Year of Termination	Acceleration or Continuation of Equity Awards(1)	Continuation of Executive Benefits	Continuation of Health & Life Coverage(2)	Post- Termination Benefits(3)	Tax Gross-Up	Total Additional Post Termination Payment & Benefit Value
Angela Braly
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$7,695,600	$1,003,944	$11,532,796	$171,000	$21,600	$30,000	$4,391,036	$24,845,976
Company initiated (not for cause) or good reason termination by employee(5)	4,840,000	588,311	0	114,000	14,400	30,000	0	5,586,711
Retirement(6)	0	0	0	0	0	0	0	0
Resignation	0	588,311	0	0	0	0	0	588,311
Death	0	588,311	11,532,796	0	0	0	0	12,121,107
Long-term disability	0	588,311	11,532,796	0	0	0	0	12,121,107
For cause	0	0	0	0	0	0	0	0

Wayne DeVeydt
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$3,339,000	$367,618	$4,115,234	$135,000	$21,600	$30,000	$1,699,541	$9,707,993
Company initiated (not for cause) or good reason termination by employee(5)	2,100,000	215,424	0	90,000	14,400	30,000	0	2,449,824
Retirement(6)	0	0	0	0	0	0	0	0
Resignation	0	215,424	0	0	0	0	0	215,424
Death	0	215,424	4,115,234	0	0	0	0	4,330,658
Long-term disability	0	215,424	4,115,234	0	0	0	0	4,330,658
For cause	0	0	0	0	0	0	0	0

Mark Boxer
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$4,176,930	$589,605	$4,915,552	$135,000	$21,600	$30,000	$0	$9,868,687
Company initiated (not for cause) or good reason termination by employee(5)	2,627,000	345,509	0	90,000	14,400	30,000	0	3,106,909
Retirement(6)	0	0	0	0	0	0	0	0
Resignation	0	345,509	0	0	0	0	0	345,509
Death	0	345,509	4,915,552	0	0	0	0	5,261,061
Long-term disability	0	345,509	4,915,552	0	0	0	0	5,261,061
For cause	0	0	0	0	0	0	0	0

	Cash Severance		AIP Award for Year of Termination	Acceleration or Continuation of Equity Awards(1)	Continuation of Executive Benefits	Continuation of Health & Life Coverage(2)	Post- Termination Benefits(3)		Tax Gross-Up	Total Additional Post Termination Payment & Benefit Value

Joan Herman
Company initiated (not for cause) following a change in control	$305,847	(7)	$351,257	$2,893,490	$0	$3,600	$30,000		$0	$3,584,194
Company initiated (not for cause)	305,847	(7)	351,257	0	0	3,600	30,000		0	690,704
Retirement	0		351,257	2,893,490	0	0	0		0	3,244,747
Resignation	0		351,257	0	0	0	0		0	351,257
Death	0		351,257	2,893,490	0	0	0		0	3,244,747
Long-term disability	0		351,257	2,893,490	0	0	0		0	3,244,747
For cause	0		0	0	0	0	0		0	0

Alice Rosenblatt
Company initiated (not for cause) following a change in control	$284,987	(7)	$248,394	$2,783,139	$0	$3,600	$30,000		$0	$3,350,120
Company initiated (not for cause)	284,987	(7)	248,394	$2,783,139	0	3,600	30,000		0	3,350,120
Retirement	0		248,394	2,783,139	0	0	0		0	3,031,533
Resignation	0		248,394	2,783,139	0	0	0		0	3,031,533
Death	0		248,394	2,783,139	0	0	0		0	3,031,533
Long-term disability	0		248,394	2,783,139	0	0	0		0	3,031,533
For cause	0		0	0	0	0	0		0	0

Larry Glasscock(8)
Retirement	$0		$467,628	$8,162,401	$0	$0	$190,000	(9)	$0	$8,820,029

David Colby(10)
Resignation	$0		$0	$0	$0	$0	$0		$0	$0

(1)

For all Named Executive Officers, all unvested equity awards vest immediately upon termination following a change in control or due to death or long-term disability. Upon an eligible retirement, unvested equity awards continue to vest on the existing vesting schedule. Ms. Rosenblatt was retirement eligible; therefore, her awards would continue to vest following her retirement, resignation or company initiated termination (not for cause). The amounts in this column represent (1) for stock option awards, the amount that could be realized from the exercise of all stock options held by the Named Executive Officer that would immediately vest or continue to vest upon the indicated termination, which is calculated by subtracting the exercise price of the option from the market price of a share of our common stock on December 31, 2007, and multiplying the result by the total number of shares that could be acquired on exercise at that exercise price, and (2) for restricted stock awards, the value of the unvested restricted shares held by the Named Executive Officer that would vest upon the indicated termination, which is calculated by multiplying the number of such shares by the market price of a share of our common stock on December 31, 2007.

(2)	Estimate based on the average Company cost per employee for these coverages.

(3)	Includes $30,000 of outplacement services available under the Company’s policy.

(4)

Executive is a participant in the WellPoint, Inc. Executive Agreement Plan or, in the case of Ms. Braly, has an employment agreement, which provides the following benefits for this termination event: (1) a severance benefit of 300% of base salary plus target AIP award, (2) a payment equal to 6% of this amount to cover the value of the Company match under the 401(k) Plan and supplemental plan on this payment, (3) an annual AIP award equal to the greater of the annual target AIP award or AIP award earned under the normal terms of the AIP plan for the year, (4) a three year continuation of health and life insurance coverage, and (5) a payment equal to 300% of the annual value of executive benefits.

(5)

Executive is a participant in the WellPoint, Inc. Executive Agreement Plan or, in the case of Ms. Braly, has an employment agreement, which provides the following benefits for this termination event: (1) a severance benefit of 200% of salary plus target AIP award, (2) a two year continuation of health and life insurance coverage and (3) a payment equal to 200% of the annual value of executive benefits.

(6)	These executives are not retirement eligible.

(7)	Executive is a participant in the WellPoint Severance Pay Plan, which provides a severance benefit of up to 50% of salary and continuation of health insurance coverage for up to six months.

(8)

Mr. Glasscock retired on May 31, 2007. The value shown for Acceleration and Continuation of Equity Awards is the value on May 30, 2007 of Mr. Glasscock’s unvested equity, excluding the portion of his March 1, 2007 performance-based restricted stock grant that was subsequently forfeited.

(9)	Mr. Glasscock is receiving a $23,750 quarterly office support stipend for two years following his retirement.

(10)	Mr. Colby resigned on May 30, 2007.

The Named Executive Officers would also be entitled to the vested benefits included in the Outstanding Equity Awards at Fiscal Year-End table on page 45, the Nonqualified Deferred Compensation table on page 50 and the Pension Benefits table beginning on page 48. In addition, the amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay, health benefits and distribution of account balances under the 401(k) Plan.

COMPENSATION PLANS

Annual Incentive Plan

Under the Annual Incentive Plan (the “AIP”), participants are eligible to receive awards of cash or shares of restricted stock based upon the achievement of performance measures established by the Compensation Committee. Such awards are stated as a percentage of earnings payable to the eligible associates, with a range of targets from 5% to 140%. The Committee retains the discretion to adjust these earned awards to reflect individual performance. The maximum award is 200% of target (excluding officers and other designated associates whose maximum award is 300% of target). For those officers and designated associates, the maximum cash award is 200% of target. Earned amounts in excess of 200% are paid in restricted stock issued under the WellPoint 2006 Incentive Compensation Plan that vests over three years, except that the restricted stock will vest immediately if the executive retires or is terminated by us without cause. Amounts payable under the AIP are paid during the year immediately following the performance year and are payable only upon approval of the Compensation Committee. Participants must have been employed on or before October 1 of the performance year in order to receive a payment under the AIP. Also, participants must have been actively employed by us on the last business day of the plan year to receive an award. In the event of a death, qualified retirement or an approved disability of a participant during a plan year, a prorated amount may be payable.

WellPoint 2006 Incentive Compensation Plan

The WellPoint 2006 Incentive Compensation Plan (the “2006 Stock Plan”) was approved by our shareholders on May 16, 2006. The 2006 Stock Plan gives the authority to the Compensation Committee to make incentive awards consisting of stock options, stock, restricted stock, restricted stock units, phantom stock, stock appreciation rights and performance awards. The Compensation Committee selects the participants from our directors, executives and associates and determines whether to grant incentive awards, the types of incentive awards to grant and any requirements and restrictions relating to incentive awards. The Compensation Committee is also authorized to grant shares of restricted and unrestricted common stock in lieu of obligations to pay cash under other plans and compensatory arrangements, including the AIP.

The 2006 Stock Plan reserved for issuance for incentive awards to associates and non-employee directors 27,000,000 shares of our common stock, plus any additional shares of our common stock subject to outstanding options or other awards under the Anthem 2001 Stock Incentive Plan that expired, were forfeited or otherwise terminated unexercised on or after March 15, 2006, less the number of shares of our common stock subject to options or other awards that were granted under the Anthem 2001 Stock Incentive Plan between March 15, 2006 and the date of our 2006 annual meeting of shareholders.

Anthem 2001 Stock Incentive Plan

The Anthem 2001 Stock Incentive Plan (the “2001 Plan”) was approved by our shareholders on May 12, 2003 and gives the Compensation Committee the authority to make incentive awards consisting of stock options, restricted stock and restricted stock units to our directors, executives and associates. The Compensation Committee was also authorized to grant shares of restricted and unrestricted common stock in lieu of obligations to pay cash under other plans and compensatory arrangements, including the AIP. Upon the adoption of the 2006 Stock Plan, no new equity awards can be made under the 2001 Plan.

WHN Stock Incentive Plans

The WellPoint Health Networks Inc. 1999 Stock Incentive Plan (the “1999 Plan”) was approved by WHN’s stockholders on May 11, 1999. Under the 1999 Plan, employees of WHN and its subsidiaries received equity-based compensation, including restricted stock and stock options. At the time of our merger with WHN, WHN employees and directors also had stock options outstanding under (1) the WellPoint Health Networks Inc. 2000 Stock Option Plan (the “2000 Plan”); (2) the RightCHOICE Managed Care, Inc. 2001 Stock Incentive Plan, the RightCHOICE Managed Care, Inc. 1994 Equity Incentive Plan and the RightCHOICE Managed Care, Inc. Nonemployee Directors’ Stock Option Plan, which were assumed by WHN in connection with WHN’s merger with RightCHOICE Managed Care, Inc. in 2002; and (3) the Cobalt Corporation Equity Incentive Plan, which was assumed by WHN in connection with WHN’s merger with Cobalt Corporation in 2003 (the plans described in clauses (1), (2) and (3) are collectively referred to as the “WHN Plans”). Pursuant to the merger agreement between WHN and us, all equity awards for WHN common stock outstanding at the close of the merger were converted into equity awards for our common stock and were assumed by us. No new equity awards can be made under the 1999 Plan or the WHN Plans.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan (the “Stock Purchase Plan”) is intended to comply with Section 423 of the Tax Code and to provide a means by which to encourage and assist associates in acquiring a stock ownership interest in us. We implemented the Stock Purchase Plan in June 2002. The Stock Purchase Plan is administered by the Compensation Committee, and the Compensation Committee has complete discretion to interpret and administer the Stock Purchase Plan and the rights granted under it. Any of our associates are eligible to participate, as long as such associate’s customary employment is more than 20 hours per week, more than five months in a calendar year, and the associate does not own stock totaling 5% or more of our voting power or value. No associate will be permitted to purchase more than $25,000 worth of stock in any calendar year. This value is determined based on the fair market value of the stock on the first trading day of each plan quarter, regardless of the fact that the number of shares purchased may be based on the value on the last trading day of the plan quarter. The Stock Purchase Plan reserved for issuance and purchase by associates 6,000,000 shares of stock (as adjusted for the May 31, 2005 two-for-one stock split).

Associates become participants by electing payroll deductions from 1% to 15% of gross compensation. Payroll deductions are accumulated during each plan quarter and applied toward the purchase of stock on the last trading day of each plan quarter. For purchases during 2007, the purchase price per share equaled 85% of the lower of the fair market value of a share of common stock on (1) the first trading day of the plan quarter, or (2) the last trading day of the plan quarter. For purchases in 2008, the purchase price per share will equal 85% (or such higher percentage as may be set by the Compensation Committee) of the fair market value of a share of common stock on the last trading day of the plan quarter. Once purchased, the stock is accumulated in the associate’s investment account.

Securities Authorized for Issuance under Equity Compensation Plans

Securities authorized for issuance under our equity compensation plans as of December 31, 2007 are as follows:

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options(2)	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by security holders as of December 31, 2007	16,635,650	$68.75	23,825,239

(1)	We have no equity compensation plans pursuant to which awards may be granted in the future that have not been approved by security holders.

(2)

Excludes outstanding stock options from options assumed in acquisitions as detailed below. Including all such assumed options and the outstanding options shown in the table, there were a total of 22,885,158 shares to be issued upon the exercise of outstanding stock options as of December 31, 2007. The weighted average exercise price of these options was $59.76. Excludes 386,931 shares to be issued upon the exercise of outstanding stock options as of December 31, 2007 under the Trigon Healthcare, Inc. 1997 Stock Incentive Plan, as amended, and certain options granted to consultants to Trigon Healthcare, Inc. assumed by us as part of the acquisition of Trigon Healthcare, Inc. on July 31, 2002. The weighted average exercise price of these options was $20.20. Also excludes 5,251,871 shares to be issued upon the exercise of outstanding stock options under the 1999 Plan and the WHN Plans as of December 31, 2007. The weighted average exercise price of these options was $36.90. Also excludes 610,706 shares to be issued upon the exercise of outstanding stock options and 2,347 shares to be issued upon the vesting and distribution of outstanding restricted share awards under the WellChoice, Inc. 2003 Omnibus Incentive Plan as of December 31, 2007. The weighted average exercise price of these options was $36.58. We also had 1,573,767 unvested shares of restricted stock outstanding as of December 31, 2007.

(3)

Excludes securities reflected in the first column, “Number of securities to be issued upon exercise of outstanding options”. Includes 22,247,927 shares at December 31, 2007, available for issuance as stock options, restricted stock awards, performance stock awards, performance awards and stock appreciation rights under the 2006 Stock Plan. Includes 1,577,312 shares of common stock at December 31, 2007 available for issuance under the Stock Purchase Plan.

WellPoint Directed Executive Compensation Plan

The WellPoint Directed Executive Compensation Plan (the “DEC”) is a plan that provides our officers with flexibility to tailor certain personal benefits or perquisites to meet their needs using a combination of cash and core credits. The amount of cash and core credits the executive receives is based upon his or her position with us, with the President and Chief Executive Officer receiving $57,000 per year total in cash and core credits, executive vice presidents receiving $45,000 per year total in cash and core credits and senior vice presidents receiving $28,000 per year total in cash and core credits. Cash credits under the DEC are paid to the executive in cash and may be used by the executive for any purpose including, but not limited to, the following: automobile-related benefits, first class air travel, airline clubs, savings or retirement accounts and additional life insurance or long-term disability insurance. Core credits may be used to reimburse the executive for the cost of financial/retirement planning, estate planning, tax return preparation and legal services relating to these services, plus tax, legal and financial investment magazine subscriptions and tax and legal software. Newly hired or promoted executives will participate in the program at the beginning of the month following their hire date or the effective date of their promotion and receive a prorated amount of credits for the year.

WellPoint, Inc. Executive Salary Continuation Plan

We maintain the WellPoint, Inc. Executive Salary Continuation Plan for vice presidents, senior vice presidents, and executive vice presidents. Salary continuation is provided at no cost to the executive and pays a benefit equal to one hundred percent of base salary and is payable on the eighth consecutive calendar day of a covered disability, for up to one hundred eighty days.

WellPoint 401(k) Retirement Savings Plan

We maintain the WellPoint 401(k) Retirement Savings Plan (“401(k) Plan”), which prior to December 31, 2005 was known as the Anthem 401(k) Long-Term Savings Investment Plan. The 401(k) Plan continues to be sponsored by ATH Holding Company, LLC and is designed to provide all of our associates with a tax-deferred, long-term savings vehicle. During 2007, we made matching contributions in an amount equal to 100% of the first 6% of an associate’s annual earnings that he or she contributed. Annual earnings for executives is base salary, AIP cash awards and cash bonuses. Our matching contributions begin following one year of service. None of our matching contributions is in the form of our common stock. During 2007, an associate could contribute 1% to 60% of his or her base salary and AIP cash award. In addition, participants who are age 50 by the end of a plan year can contribute an additional amount (a “catch-up contribution”), up to the limit described in Section 414(v) of the Tax Code as in effect for the plan year in which the contribution is made. We offered 17 investment funds for participants to invest their contributions. Our common stock is an investment option under the 401(k) Plan. Another investment option is the Vanguard Brokerage Option, which offers 401(k) Plan participants the opportunity to invest in over 2,600 mutual funds of their choice. A participant in the 401(k) Plan can change his or her election at any time (24 hours a day, seven days a week). A participant can also change how he or she wants his or her future contributions and earning on those contributions invested in multiples of 1%, and can transfer or reallocate current investments in multiples of 1% or in flat dollar amounts, at any time. Associate contributions and our matching contributions vest immediately.

WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan

Eligible executive participants begin participation in the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) once the participant reaches the maximum contribution amount for the 401(k) Plan. An eligible executive participant may defer a percentage not to exceed 60% of his or her base salary and may defer a percentage of his or her award under the AIP, but only to the extent that his or her aggregate base salary and AIP award deferral does not exceed 80% of his or her compensation, into the Deferred Compensation Plan. Those contributions are matched by us at the same rate as they would have been in the 401(k) Plan. The annual incentive deferral option allows an additional deferral of amounts under the AIP and is matched at the same rate as the rate for the 401(k) Plan.

Eligible non-executive participants begin participation in the Deferred Compensation Plan once their compensation exceeds the limit established by Section 401(a)(17) of the Tax Code. An eligible non-executive participant can defer a percentage not to exceed 6% of such participant’s base salary to the Deferred Compensation Plan, and these contributions are matched at the same rate as they would have been in the 401(k) Plan.

Investment options for the Deferred Compensation Plan mirror those for the 401(k) Plan other than our common stock and the Vanguard Brokerage Option. The frequency and manner of changing investment options also mirrors the 401(k) Plan.

The Deferred Compensation Plan includes a supplemental pension benefit contribution program which credits eligible participants quarterly with a contribution equal to the difference between the amount which was actually credited to his or her account under the WellPoint Cash Balance Pension Plan (the “Pension Plan”) and the amount which would have been credited to his or her account had the amount not been limited as a result of Section 401(a)(17) or Section 415 of the Tax Code. Ms. Rosenblatt and Mr. Glasscock received contributions under both the Pension Plan and the supplemental pension provision of the Deferred Compensation Plan. The employment agreement for Mr. Glasscock also sets forth a replacement ratio SERP benefit, as further described under “Employment Agreements” below.

Account balances in the Deferred Compensation Plan are payable at the election of the participant in a single lump sum or installments.

WellPoint Cash Balance Pension Plan

We maintain the Pension Plan, which was sponsored by Anthem Insurance until December 24, 2007 at which time ATH Holding Company, LLC became the plan sponsor. It is a non-contributory pension plan for certain associates that is qualified under Section 401(a) of the Tax Code and is subject to the Employee Retirement Income Security Act. On January 1, 1997, we converted the Pension Plan from a final average compensation pension plan into a cash balance pension plan. The Pension Plan covered substantially all full-time, part-time and temporary associates, including executive officers, and provides a set benefit at age 65, the normal retirement age under the Pension Plan. Effective January 1, 2006, the Pension Plan was a frozen pension plan that applies only to participants who were active as of that date. Upon the freeze of the Pension Plan, participants who were active Pension Plan participants and accruing a benefit under the Pension Plan formula, and the sum of whose age (in complete years) and years of service as defined by the Pension Plan (in complete years) equaled or exceeded 65 (“Rule of 65 Participants”), including executives, were eligible to continue to accrue benefits under the Pension Plan formula.

Under the Pension Plan, at the end of each calendar quarter, a bookkeeping account for each participant is credited with (1) an amount based on the participant’s compensation and years of service (the “Pay Credit”) and (2) interest based on the average of the monthly yields for 10-year U.S. Treasury Security Constant Maturities for the 12-month period ending on September 30 of the preceding plan year but not lower than 3.85%. The Pay Credit equals a percentage of the participant’s compensation for the plan year and is determined according to the following schedule:

Years of Service	Pay Credit
0–4	3%
5–9	4%
10–19	5%
20+	6%

Ms. Rosenblatt was a grandfathered participant in the prior WellPoint Health Networks Pension Accumulation Plan (“Prior Pension Plan”). The Prior Pension Plan merged into the Pension Plan on June 30, 2006. The grandfathered participants, including Ms. Rosenblatt, maintained the Prior Pension Plan formula, as defined in the following sentence. The Pay Credit equals a percentage of the participant’s compensation for the plan year and is determined according to the following schedule:

Years of Credited Service	Pay Credit
Less than 10	3%
10–19	4%
20+	5%

The definition of compensation in the Pension Plan is the participant’s total earned income, including base salary, commissions, overtime pay, cash bonuses and payment of the accrued paid time off days at termination, before it is reduced by any before-tax contributions the participant makes to the 401(k) Plan and flexible benefits plan. Compensation includes cash received back from our flexible benefits program. Compensation does not include imputed income, severance payments, payments under the DEC, or similar items.

Account balances are payable in a single lump sum or an actuarially equivalent annuity commencing on the first of any month following termination of employment.

WellPoint Health Networks Inc. Supplemental Executive Retirement Plan

Anthem Holding Corp. maintains the WellPoint Health Networks Inc. Supplemental Executive Retirement Plan (“WHN SERP”). The WHN SERP provides for each participant to receive a retirement benefit if the participant’s employment with us is terminated on or after reaching age 62 and after completing five years of service with us. The retirement benefit for executive officers is equal to 50% of the participant’s final average salary and target incentive compensation. Each participant’s benefit is reduced by 3.33% per year for each year of service less than 15 years that has been completed by the participant. Participants with five years of service but who are at least 55 years old may also elect to receive a reduced benefit. The benefit is reduced by 6.75% for each year that the age of the participant is less than 62 when benefits commence. If a participant was terminated in a manner that entitled the participant to benefits under the WHN Officer Change in Control Plan, then the participant became fully vested in his or her benefits under the WHN SERP and was deemed to have, in the case of executive vice presidents, an additional three years of service and three years of age with us for purposes of computing benefits under the WHN SERP. Amounts payable under the WHN SERP are reduced by amounts provided by the Pension Plan, the supplemental pension benefit portion of the Deferred Compensation Plan and any other defined benefit pension plan maintained by us. Payments under the WHN SERP will be made monthly, at each participant’s election in the form of (1) a single life annuity payable during the participant’s lifetime, or (2) a joint and survivor annuity payable during the participant’s lifetime, with benefits continued at a rate equal to 50% or 100% during a surviving spouse’s lifetime. Any benefits being paid to a participant under the WHN SERP will cease if the participant engages in or has an interest in any business competitive with our business at the time of the participant’s termination of employment.

RightCHOICE Managed Care, Inc. Supplemental Executive Retirement Plan

Ms. Braly also has a supplemental pension plan benefit in the RightCHOICE Managed Care, Inc. Supplemental Executive Retirement Plan (“RightCHOICE Restorative Plan”) which we assumed when we acquired RightCHOICE Managed Care, Inc. The RightCHOICE Restorative Plan is not tax qualified. The purpose of this plan was to replace pension benefits which were lost through the non-contributory retirement program for certain employees of Blue Cross and Blue Shield of Missouri (the “BCBSMO Retirement Program”) because of the limitations on benefits and compensation for highly compensated employees by the Tax Code. The BCBSMO Retirement Program merged into the Pension Plan on April 30, 2002. Ms. Braly’s RightCHOICE Restorative Plan benefit was calculated according to the provisions of the RightCHOICE Restorative Plan when it froze on April 30, 2002 and will be subject to the same actuarial reductions for early payout as the benefit Ms. Braly earned under the BCBSMO Retirement Program. Once eligible, Ms. Braly’s RightCHOICE Restorative Plan benefit will be paid in the form of a reduced joint and contingent benefit.

Employment Agreements

Angela F. Braly

On February 24, 2007, we entered into an employment agreement with Ms. Braly in connection with her promotion to the positions of President and Chief Executive Officer, effective June 1, 2007. The agreement has an initial term of three years and will be extended thereafter until one year from notice of non-renewal by either party.

During the term of her employment agreement, Ms. Braly receives an annual base salary of $1,100,000 and an annual incentive bonus opportunity for each calendar year that ends during the term (with a minimum target bonus equal to 120% of her base salary) based upon the achievement of objective performance criteria, and on terms and conditions no less favorable than for other executives generally. Base salary is subject to review for increase (and decrease if the Company institutes a salary reduction generally and ratably applicable to substantially all senior executives of the Company) by our Board or Compensation Committee. Target incentive bonus opportunity is subject to review for increase (but not decrease) by our Board or Compensation Committee. See “Compensation of Executive Officers—Compensation Discussion and Analysis.” She also receives an annual incentive equity grant commensurate with her position, performance and competitive practice, as determined by the Board or Compensation Committee. During the term of her employment agreement, Ms. Braly is also entitled to participate in the employee benefit plans provided to our other senior executives and to the use of corporate aircraft in accordance with our policies. We also reimbursed Ms. Braly $40,434 for fees and expenses incurred by her in negotiating her employment agreement.

Ms. Braly’s employment will terminate upon her death, disability (as defined in the employment agreement), termination by us with or without cause, or termination by her for “good reason” (as defined below). In the event of a termination of Ms. Braly’s employment by us, other than for cause, or by Ms. Braly for good reason, she will receive, subject to execution of a waiver and release of claims in favor of us, (1) a severance benefit in an amount equal to two times the sum of her annual base salary plus her target annual incentive, paid in periodic installments over two years except that if a “change in control” (as defined in the employment agreement) occurs within three years after or one year before such termination of employment, the severance benefit shall be in an amount equal to three times the sum of her annual base salary plus her target annual incentive, paid in periodic installments over three years; (2) continued coverage for Ms. Braly and her eligible dependents in all of our employee health, medical, hospital and life insurance plans, programs or arrangements for the period she is receiving a severance benefit; (3) the continuation of the DEC cash credits for the period she is receiving a severance benefit; (4) the continuation of financial planning services, if provided to other executives, for the period she is receiving a severance benefit; and (5) outplacement counseling for a period not to exceed six months following termination of employment.

Under the terms of the employment agreement, Ms. Braly could be terminated for “cause” for any act or failure to act on her part which constitutes (1) fraud, embezzlement, theft or dishonesty against us, (2) gross misconduct materially damaging or materially detrimental to us, (3) conviction of any felony, (4) any willful material breach of the agreement, (5) willful material breach of any written employment policy if grounds for immediate termination under the terms of such written employment policy, or (6) conduct which brings us into substantial public disgrace or disrepute done willfully by her. Ms. Braly could terminate her employment with us for “good reason” under the employment agreement if there occurs: (1) a reduction in her annual total cash compensation (including base salary and target annual incentive) of more than ten percent, unless such reduction is applied equally and proportionally to substantially all management employees, (2) a material adverse change without her prior consent in her position, duties, or responsibilities, (3) a change in her principal work location to a location more than fifty miles from her prior work location and more than fifty miles from her principal residence, (4) a requirement that she spend an average of two or more days per week at a work location other than her prior principal place of employment if the average ground commute to such new work location is longer than two hours; (5) the failure of any successor of ours to promptly assume and continue our obligations under the agreement, or (6) any other material breach of the agreement by us.

In addition, after a change in control, in the event that Ms. Braly’s employment is terminated by us other than for cause or by Ms. Braly for good reason, all outstanding stock options, stock appreciation rights, restricted stock and other equity awards that were granted to her at any time will be fully vested and non-forfeitable and the value of such equity awards will be paid to her in cash within thirty days following the termination of employment. Further, she would receive a pro-rata bonus for the year of termination and cash payments equivalent to our tax-qualified retirement and supplemental retirement plan contributions for the severance period. The annual bonus of Ms. Braly for the year of a change in control is guaranteed to be the greater of her target bonus for that year or the amount earned under the bonus plan formula.

Ms. Braly will also be entitled to receive certain additional “gross up” payments to cover any excise tax imposed by Section 4999 of the Tax Code on any payment or benefit received or to be received by her.

Ms. Braly has agreed that during her employment and for 18 months following her termination of employment for any reason she will not (1) seek or obtain certain positions, or engage in certain activities, that are competitive with us; (2) solicit or hire, or attempt to solicit or hire, our employees or certain persons actively recruited by us; or (3) solicit business from certain of our clients or potential clients. She has also agreed that during her employment and indefinitely following her termination of employment for any reason, she will preserve our confidences, and not disparage us, and during her employment and for 18 months thereafter she will cooperate with us. In the event of a material and willful violation by Ms. Braly of such covenants, and in addition to equitable relief for us in such event, she will forfeit the severance benefit payable upon a termination of her employment by us without cause or by her for good reason, if applicable, and equity awards or certain gains from such awards granted after the effective date of the employment agreement. We may offset our obligations under the employment agreement by the actual damages from breach of such covenants or certain other claims against Ms. Braly.

Larry C. Glasscock

On December 28, 2005, we entered into an employment agreement with Mr. Glasscock as our President and Chief Executive Officer. The agreement has an initial term expiring on December 31, 2008, unless terminated early pursuant to the terms of the agreement. During the term of his employment agreement, Mr. Glasscock would also serve as a member of our Board and as the Chairman of the Board. On February 26, 2007, we announced that Mr. Glasscock would retire as our President and Chief Executive Officer on May 31, 2007 and was to continue to serve as non-executive Chairman of the Board thereafter.

During the term, Mr. Glasscock received a minimum annual base salary of $1,250,000 and an annual incentive bonus opportunity for each calendar year that ended during the term (with a minimum target bonus equal to 125% of his base salary) based upon the achievement of objective performance criteria, and on terms and conditions no less favorable than for other executives generally. Base salary and target incentive bonus opportunity were subject to review for increase (but not decrease) by our Board or Compensation Committee. See “Compensation of Executive Officers—Compensation Discussion and Analysis.” He received an annual incentive equity grant commensurate with his position, performance and competitive practice, as determined by the Board or Compensation Committee. During the term of his employment, Mr. Glasscock was entitled to participate in the employee benefit plans provided to our other senior executives and to the use of corporate aircraft in accordance with our policies, and together with his eligible dependents, is entitled to post-retirement medical coverage.

Mr. Glasscock was entitled to a “replacement ratio SERP benefit” in a single lump sum on the date of his termination of employment in an amount equal to the greater of (1) the actuarial equivalent of a single life annuity in an annual amount equal to 50% of his average “annual pay”, which equals his salary paid in the applicable calendar year, plus the amount of the actual award of cash annual incentive paid to him in the calendar year or scheduled for payment in the calendar year, during the three consecutive highest paid calendar years of his final ten calendar years of employment (“final average pay”), with such lump sum benefit increased by 7.5% per year for the period between December 31, 2005 and the earlier of December 31, 2010 and his termination of employment, up to a maximum of 68.75% of such final average pay, offset by the amount payable under the Pension Plan and the supplemental pension provision of the Deferred Compensation Plan and (2) the replacement ratio SERP benefit to which he would have been entitled under his prior employment agreement with us if his employment had terminated on December 31, 2005, increased by 7.5% per year (compounded annually) for the period between December 31, 2005 and his termination of employment. The amount of the replacement ratio SERP benefit that Mr. Glasscock received can be found in the Pension Benefits table on page 49.

Upon Mr. Glasscock’s retirement, we provided him with (1) the replacement ratio SERP benefit, as described above; and (2) an office support stipend equal to $95,000 per year for two years following his retirement.

Upon Mr. Glasscock’s retirement, all outstanding stock options continued to become exercisable on the same schedule as if he had continued in employment, and equity under other equity awards became freely transferable on the same schedule as if he had continued in employment.

Mr. Glasscock has agreed that during his employment and for 24 months following his termination of employment for any reason he will not (1) seek or obtain certain positions, or engage in certain activities, that are competitive with us; (2) solicit or hire, or attempt to solicit or hire, our employees or certain persons actively recruited by us; or (3) solicit business from certain of our clients or potential clients. Mr. Glasscock has also agreed that during his employment and indefinitely following his termination of employment for any reason, he will preserve our confidences, and not disparage us, and during his employment and for 24 months thereafter he will cooperate with us. In the event of a material and willful violation by Mr. Glasscock of such covenants, and provided in certain cases the breach is likely to result in significant financial or reputational harm to us, and in addition to equitable relief for us in such event, he will forfeit equity awards or certain gains from such awards granted after the effective date of the employment agreement, and a portion of the replacement ratio SERP benefit. We may offset our obligations under the employment agreement by the actual damages from breach of such covenants or certain other claims against Mr. Glasscock.

Joan E. Herman

On September 28, 2007, Ms. Herman and the Company entered into a letter agreement (the “Herman Agreement”) whereby Ms. Herman agreed to serve as President and CEO of the Consumer Business Unit and Executive Vice President of the Company effective October 15, 2007 until her successor was appointed. She would remain employed by the Company through June 3, 2008 receiving an annual base salary at no less than $710,000 and continue to participate in all Company benefit plans. In addition, Ms. Herman remained eligible to participate in the AIP for plan year 2008 at a target bonus percentage of 85% and will be eligible to receive a prorated award as a retiree under the AIP. Her 2008 AIP award will be calculated based on the Company’s performance on the plan metrics. In exchange, Ms. Herman waived any rights to receive payments and benefits under the WHN Officer Change in Control Plan.

Other Executive Severance Arrangements

WellPoint, Inc. Executive Agreement Plan

On September 25, 2007, the Compensation Committee amended the WellPoint, Inc. Executive Agreement Plan (the “Executive Agreement Plan”). The amended Executive Agreement Plan is effective as of October 1, 2007. The Executive Agreement Plan is intended to protect our key executive employees and key employees of our subsidiaries and affiliates against an involuntary loss of employment (without cause) so as to attract and retain such employees and to motivate them to enhance our value. The Executive Agreement Plan is administered by a committee appointed by our Chief Executive Officer.

Our key executive employees and key employees of our subsidiaries and affiliates, including each vice president, senior vice president, executive vice president and any other key executive selected by our Chief Executive Officer, are eligible to participate in the Executive Agreement Plan. An eligible executive will only become a participant in the Executive Agreement Plan upon his or her execution of an employment agreement with us. In general, the terms of the Executive Agreement Plan will replace a participant’s pre-existing agreements for employment, severance or change in control benefits, or restrictive covenants. However, certain of our executives (including one Named Executive Officer) who became participants in the Executive Agreement Plan before their existing severance protection expired were entitled—if a qualifying termination had occurred on terms that required payment of some severance benefits—to the greater of their existing severance protection under their pre-existing agreements or the Executive Agreement Plan’s severance protection.

Severance pay and benefits are triggered under the Executive Agreement Plan upon a termination of a participant’s employment by us for any reason other than death, disability (each as defined in the Executive Agreement Plan), “cause” (as defined below) or a “transfer of business” (as defined below). Severance pay and benefits will also be provided under the Executive Agreement Plan (at enhanced levels for each participant who is a senior vice president or executive vice president) upon a termination of a participant’s employment (1) by us for any reason other than death, disability, cause, or a transfer of business, during certain periods prior to, or the 36-month period after, a “change in control” (as defined in the Executive Agreement Plan), or (2) by the participant for “good reason” (as defined below), during the 36-month period after a change in control.

Under the Executive Agreement Plan, “cause” means any act or failure to act which constitutes:

(1)	fraud, embezzlement, theft or dishonesty against us;

(2)	a material violation of law in connection with or in the course of the participant’s duties or employment;

(3)	commission of any felony or crime involving moral turpitude;

(4)	any violation of any of the restrictive covenants contained in the Executive Agreement Plan;

(5)	any other material breach of the related employment agreement;

(6)	a material breach of any of our written employment policies; or

(7)	conduct which tends to bring us into substantial public disgrace or disrepute;

except that with respect to a termination of employment during the period beginning on the date of the public announcement or the making of a proposal or offer which if consummated would be a change in control, or the approval by our Board or our shareholders of a transaction that upon closing would be a change in control, and ending on the earlier to occur of the termination, abandonment or occurrence of the change in control or the first anniversary of the beginning of the period (the “Change in Control Period”), or within the 36-month period after a change in control, clause (6) will apply only if such material breach is grounds for immediate termination under the terms of such written employment policy; and clauses (4), (5), (6), and (7) will apply only if such violation, breach or conduct is willful. In addition, “transfer of business” means a transfer of the participant’s position to another entity, as part of either (1) a transfer to such entity as a going concern of all or part of our business function(s) in which the participant was employed, or (2) an outsourcing to another entity of our business function(s) in which the participant was employed.

Any participant who is a vice president, senior vice president or executive vice president may terminate his or her employment for “good reason” under the Executive Agreement Plan upon (a) the occurrence of the events set forth in clauses (2) or (5) below within the 36-month period after a change in control, or (b) the occurrence of the events set forth in clauses (1), (3) or (4) below at any time before or after a change in control:

(1)	a reduction exceeding 10% during any 24 consecutive month period in the participant’s salary, or in the annual total cash compensation (including salary and target bonus), but excluding in either case any reduction both (A) applicable to management employees generally, and (B) not implemented during a Change in Control Period or within the 36-month period after a change in control;

(2)	a material adverse change without the participant’s prior consent in the participant’s position, duties, or responsibilities except in connection with a transfer of business if the position offered by the transferee is substantially comparable and is not in violation of the participant’s rights under the employment agreement;

(3)	a material breach of the employment agreement by us;

(4)	a change in the participant’s principal work location to a location more than 50 miles from the participant’s prior work location and from the participant’s principal residence; or

(5)	the failure of any successor of ours to assume our obligations under the Executive Agreement Plan (including any employment agreements).

If a vice president, senior vice president or executive vice president terminates his or her employment without “good reason,” he or she is not entitled to any severance benefits under the Executive Agreement Plan.

In the event that severance pay and benefits are triggered, an eligible vice president, senior vice president or executive vice president will be entitled to receive severance pay in an amount equal to the participant’s applicable severance multiplier times the sum of the participant’s annual salary and annual target bonus, payable in equal installments over the participant’s applicable severance period; continued participation in our health and life insurance benefit plans during the severance period; continuation of certain executive compensation perquisite payments and benefits during the severance period; continued financial planning services and outplacement services. For participants who are executive vice presidents, the applicable severance multiplier is two (increased to three when enhanced severance is paid in circumstances relating to a change in control, as described above) and the severance period is two years (increased to three years when such enhanced severance is paid).

Other severance benefits payable to vice presidents, senior vice presidents and executive vice presidents triggered by qualifying terminations of employment after a change in control include a pro-rata bonus for the year of termination; cash payments equivalent to our tax-qualified retirement and supplemental retirement plan contributions for the participant during the severance period; and accelerated vesting of equity grants which were outstanding on both the date of the change in control and the date of termination of employment. The annual bonus of each executive participant for the year of a change in control is guaranteed to be the greater of the participant’s target bonus for that year or the amount earned under the bonus plan formulas. The Executive Agreement Plan further provides that, in the event of certain corporate transactions, if an acquiring company does not assume our equity grants, the grants will vest and become payable upon the corporate transaction. Participants who are executive vice presidents or senior vice presidents may also, in certain circumstances, be entitled to full tax gross-ups for taxes on excess parachute payments.

The Executive Agreement Plan payments and benefits of each participant are conditioned upon the participant’s compliance with restrictive covenants and execution of a release of claims against us. The Executive Agreement Plan provides that if a participant breaches any restrictive covenant or fails to provide the required cooperation, (1) such participant shall repay to us any severance benefits previously received, as well as an amount equal to the fair market value of restricted stock vested and gain on stock options exercised within the 24-month period prior to such breach, (2) no further severance pay or benefits shall be provided to such participant, and (3) all outstanding unexercised stock options and unvested restricted stock shall be cancelled and forfeited.

Messrs. DeVeydt and Boxer participate in the Executive Agreement Plan. Mr. Colby participated in the version of the Executive Agreement Plan that was in existence before the Executive Agreement Plan was amended effective October 1, 2007.

Employment Agreement

As set forth above, for an executive officer to become eligible to participate in the Executive Agreement Plan, he or she must enter into an employment agreement with us (the “Plan Employment Agreement”). The Plan Employment Agreement has an initial term of one year, which term is automatically extended until one year after the date on which either we or the executive officer provides notice of non-renewal. The executive officer’s employment terminates upon the disability or death of the executive officer, or we may terminate the executive officer with or without Cause (as defined in the Executive Agreement Plan). Upon termination of employment, the executive officer may be entitled to the benefits set forth in the Executive Agreement Plan as set forth above. The Plan Employment Agreement also contains the restrictive covenants set forth in the Executive Agreement Plan.

Messrs. DeVeydt, Boxer and Colby are party to the Plan Employment Agreement.

WellPoint Health Networks Inc. Officer Change In Control Plan

Under the WellPoint Health Networks Inc. Change in Control Plan (the “WHN Officer Change In Control Plan”), eligible officers, including Mr. Colby, Ms. Herman and Ms. Rosenblatt, upon a change in control (which occurred upon the merger with WHN in 2004), were entitled to receive (1) any earned, but unpaid, bonus or other incentive compensation for a prior completed period; and (2) a Guaranteed Annual Bonus (calculated as defined in the plan) for the year in which the change in control occurred. The change in control occurred in November 2004, and the 2004 plan year payments were made in March 2005. If the officer continued employment through the first anniversary and second anniversary of the change in control date, such officer was entitled to the Completion Bonus (calculated as defined in the plan). The first anniversary Completion Bonus payment was made in December 2005 and the second anniversary Completion Bonus payment was made in December 2006. The WHN Officer Change in Control Plan expired on November 30, 2007.

Eligible officers were entitled to receive additional severance benefits under the WHN Officer Change in Control Plan if, as these terms are defined in the WHN Officer Change in Control Plan, we or any affiliate involuntarily terminated (other than for cause) or constructively terminated the officer within 36 months after a change in control. The basic severance benefit was 300% of base salary plus 300% of the Plan Bonus (as defined in the WHN Officer Change in Control Plan) then in effect for an executive vice president. Officers would also have received various additional benefits including, in the case of executive vice presidents, contributions to the Pension Plan, the former WellPoint 401(k) Retirement Savings Plan and the Deferred Compensation Plan as if such officer had remained employed by us for an additional three years and made the maximum salary deferrals and supplementary salary deferrals eligible for matching and supplemental matching contributions under such plans. Officers at the level of executive vice president participating in the WHN SERP described above would also have become immediately vested in the benefits under such plan and would have been credited with an additional three years of service for purposes of benefits under such plan. Finally, officers would have continued to receive financial planning services, outplacement services and, in the case of executive vice presidents, health and welfare benefits for a period of up to three years.

Under the WHN Officer Change in Control Plan, termination for “cause” meant termination by reason of (1) willful engagement by a person in gross misconduct injurious to us or the commission by a person of any act of gross negligence or malfeasance with respect to a person’s duties incident to employment; (2) willful failure by a person to attend to the material duties assigned to such person by such person’s supervisor; (3) a commission by a person of any act of fraud, embezzlement or dishonesty against us; or (4) conviction of a person for any criminal offense involving fraud or dishonesty or any similar conduct which is injurious to our reputation.

For purposes of the WHN Officer Change in Control Plan, “constructive termination” was generally defined as one or more of the following:

•	A material reduction in the duties, responsibilities, status, reporting responsibilities, titles or offices that the eligible officer had;

•

Reduction by more than 10% of the total annual cash compensation (including base salary and target bonuses) that the eligible officer was eligible to receive immediately before the reduction except a reduction that both (1) is part of, and consistent with, an across-the-board reduction in the salaries of senior officers and (2) is not implemented on or after, or in contemplation of, a change in control;

•	A change in the eligible officer’s principal place of employment by more than 35 miles;

•

A requirement that the eligible officer spend an average of two or more days per week at a place of employment other than his or her principal place of employment if the average commute is longer than two hours; or

•	The failure of any successor to assume our obligations under the plan.

By Order of the Board of Directors

Nancy L. Purcell

Secretary

APPENDIX I

WELLPOINT, INC.

STANDARDS OF INDEPENDENCE

A. The following individuals shall not be deemed an “independent” director of the Company:

1. A director who is an employee or whose immediate family member is an executive officer of the Company until three years after the end of such employment relationship;

2. A director who receives or whose immediate family member receives more than $100,000 per year in direct compensation from the Company (other than director or committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service) until three years after he or she ceases to receive more than $100,000 per year in such compensation;

3. A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by a present or former internal or external auditor of the Company until three years after the end of either the affiliation or the employment or auditing relationship;

4. A director who is employed or whose immediate family member is employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee until three years after the end of such service or employment relationship; or

5. A director who is an executive officer or an employee, or whose immediate family member is an executive officer of another company that makes payments to or receives payments from the Company for property or services in an amount which in any single fiscal year, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues until three years after falling below such threshold.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such person’s home.

The three-year “look back” period reference in paragraphs 1 through 5 shall be implemented consistent with the NYSE Listing Standards transition provisions.

I-1

Admission Ticket

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Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 20, 2008.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/wlp • Follow the steps outlined on the secured website.

Vote by telephone

•     Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•     Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2 and a vote AGAINST Proposal 3.

1. To elect six members of the Board of Directors for three-year terms.

Director Nominees:	01 - Angela F. Braly	02 - William H.T. Bush	03 - Warren Y. Jobe	+

	04 - William G. Mays	05 - Senator Donald W. Reigle, Jr.	06 - William J. Ryan

☐ Mark here to vote FOR all nominees ☐ Mark here to vote AGAINST all nominees
	01	02	03	04	05	06
☐ For All EXCEPT - To vote against one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐
☐ Mark here to ABSTAIN from voting on nominees

	For	Against	Abstain		For	Against	Abstain

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2008.	☐	☐	☐	3. To consider a shareholder proposal concerning an advisory resolution on compensation of named executive officers if properly presented at the meeting.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box
/ /

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<STOCK#>                        00TZ7E

Annual Meeting of Shareholders

120 Monument Circle, Indianapolis, IN 46204

Wednesday, May 21, 2008

Registration and Seating Available at 9:00 a.m. Eastern Daylight Time

Meeting Begins at 10:00 a.m. Eastern Daylight Time

To attend the annual meeting, please present this admission ticket and photo identification at the registration desk upon arrival.

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 21, 2008

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on May 21, 2008. Your shares of stock will be voted as you specify. If you sign and date your proxy card, but do not provide instructions, your shares will be voted FOR the election of each of the Company’s nominee directors, FOR the ratification of the appointment of the independent registered public accounting firm, and AGAINST the shareholder proposal concerning an advisory resolution on compensation of named executive officers, and in the discretion of the proxy holder on any other matter which may properly come before the Annual Meeting of Shareholders and all adjournments or postponements of the meeting.

By signing this PROXY, you revoke all prior proxies and appoint John Cannon and Wayne S. DeVeydt, or either of them, as proxies, with the power to appoint substitutes to vote your shares of common stock of WellPoint, Inc., that you would be entitled to cast if personally present at the Annual Meeting of Shareholders and all adjournments or postponements of the meeting.

If you participate in the WellPoint 401(k) Retirement Savings Plan and you are invested in the Company Common Stock fund in your account, you may give voting instructions to Vanguard Fiduciary Trust Company, the plan Trustee, as to the number of shares of Common Stock equivalent to the interest in the Company Common Stock fund credited to your account as of the most recent valuation date coincident with or preceding the record date. The Trustee will vote your shares in accordance with your instructions received by May 19, 2008 at 12:00 p.m. Eastern Daylight Time. You may also revoke previously given voting instructions by May 19, 2008 at 12:00 p.m. Eastern Daylight Time, by filing with the Trustee either written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the Trustee. If you do not send voting instructions, the Trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

Your voice is important. You are strongly encouraged to vote your proxy through the Internet or by telephone in accordance with the instructions on the reverse side. However, if you wish to vote by mail, just complete, sign, and date the reverse side of this card and return in the enclosed envelope. If you wish to vote in accordance with the Board of Directors’ recommendations, you need not mark the voting boxes, only return a signed card. If you do not sign and return a proxy, submit a proxy by telephone or through the Internet, or attend the meeting and vote by ballot, shares that you own directly cannot be voted.

Electronic distribution of proxy materials saves time, postage and printing costs, and is environmentally friendly. For electronic distribution of proxy materials in the future, log on to www.envisionreports.com/wlp

Please mark, date and sign on the reverse side.